Exhibit 4.10

This Agreement of Purchase and Sale (the "Agreement") has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Registrant. The representations, warranties and covenants contained in the Agreement were made only for purposes of such agreement and as of the specific dates therein, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing those matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Registrant or any other party to the Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Registrant’s public disclosures.

AGREEMENT OF PURCHASE AND SALE

among

THE SELLERS LISTED ON SCHEDULE A ATTACHED HERETO

and

BRE DDR RETAIL HOLDINGS LLC

Dated as of January 10, 2012

Section 14.15	WAIVER OF TRIAL BY JURY	66
Section 14.16	Severability	67
Section 14.17	Section Headings	67
Section 14.18	Counterparts	67
Section 14.19	Construction	67
Section 14.20	Recordation	67
Section 14.21	Time of Essence	67
Section 14.22	Exclusivity	67

Exhibits

Exhibit A	-	Assumed Loan Properties
Exhibit B	-	Repaid Loan Properties
Exhibit C-1	-	Form of Tenant Estoppel
Exhibit C-2	-	Form of Ground Lease Estoppel
Exhibit D	-	Form of Assignment of Leases
Exhibit E	-	Form of Assignment of Contracts
Exhibit F	-	Form of Tenant Notice
Exhibit G	-	Form of Ground Lease Assignment
Exhibit H	-	Form of Deed
Exhibit I	-	Form of Bill of Sale
Exhibit J	-	Form of Assignment of Asset-Related Property
Exhibit K	-	Form of FIRPTA Certificate
Exhibit L	-	Form of Closing Certificate
Exhibit M	-	Form of Escrow Holdback Agreement
Exhibit N	-	Form of Title Affidavit

Schedules

Schedule A	-	Sellers and Assets
Schedule A-1	-	Ground Leases
Schedule B	-	Third Party Loans
Schedule C	-	INTENTIONALLY OMITTED
Schedule D	-	Terminated Contracts
Schedule E	-	Scheduled Definitions
Schedule 2.7	-	Effective Date Allocated Purchase Price
Schedule 3.1(a)	-	Seller’s Jurisdiction
Schedule 3.1(c)	-	Consents
Schedule 3.1(d)	-	Conflicts
Schedule 3.2(a)	-	Material Contracts
Schedule 3.2 (c)	-	Condemnation
Schedule 3.2(d)	-	Taxes
Schedule 3.2(e)	-	Litigation

Schedule 3.2(h)-1	-	Third Party Loan Agreements
Schedule 3.2(h)-2	-	Assumed Loan Documents
Schedule 3.2(h)-3	-	Assumed Loans
Schedule 3.2(k)	-	Space Lease Notifications
Schedule 3.3(b)(i)	-	Ongoing Cap Ex Expenditures
Schedule 3.3(b)(ii)	-	Property Maintenance
Schedule 3.4(a)	-	Estoppel Tenants
Schedule 3.4(b)(i)(A)	-	Anchor Tenants at Estoppel Condition Properties
Schedule 3.4(c)(i)	-	Pre-Effective Date Tenant Estoppels
Schedule 3.4(c)(ii)	-	Accepted Pre-Effective Date Tenant Estoppels
Schedule 3.7(b)	-	Space Leases
Schedule 3.7(c)	-	Options
Schedule 3.7(d)	-	Brokerage Commissions
Schedule 3.7(e)	-	Property Litigation
Schedule 3.7(f)	-	Violations of Law
Schedule 3.7(i)	-	Environmental
Schedule 3.7(j)	-	Insurance
Schedule 3.7(k)	-	Security Deposits
Schedule 3.7(l)-1	-	Rent Rolls
Schedule 3.7(l)-2	-	Arrearages
Schedule 4.2(d)(i)	-	Assumed Loan Documents
Schedule 4.2(d)(iii)	-	Additional Loan Lender Requirements and Agreed-Upon Reserves
Schedule 4.2(f)	-	Assumed Loan Documents (Change Requests)
Schedule 7.2	-	Diligence Matters
Schedule 8.8	-	DDR Survey Affidavit Properties
Schedule 8.9-1	-	Existing Options
Schedule 8.9-2	-	Purchase Price Reduction for Exercise of Existing Options
Schedule 9.1	-	Transfer Tax Custom
Schedule 10.8(i)	-	Leasing Costs
Schedule 14.4(b)	-	Form of Press Release

v

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the 10th day of January, 2012 (the “Effective Date”), by and between each of the entities listed in the column entitled “Sellers” on Schedule A attached hereto and made a part hereof (individually, a “Seller”; collectively, the “Sellers”), and BRE DDR Retail Holdings LLC, a Delaware limited liability company (the “Buyer”).

Background

A.           The Sellers are the owners of the land, buildings and other improvements constituting the “Owned Properties” listed in the column entitled “Owned Properties” opposite their names on Schedule A attached hereto and made a part hereof (individually an “Owned Property”; collectively, the “Owned Properties”) and hold a leasehold interest in the land, together with an ownership interest in the buildings and other improvements located thereon constituting the “Leased Properties” listed in the column entitled “Leased Properties” opposite their names on Schedule A attached hereto and made a part hereof (individually, a “Leased Property”; collectively, the “Leased Properties”; the Owned Properties and the Leased Properties, together with all Additional/Adjacent Land (as defined herein), collectively, the “Properties”; each a “Property”).

B.           The Owned Properties and the Leased Properties listed on Schedule A, together with the Asset-Related Property (as defined below) with respect to each Owned Property and each Leased Property shall be referred to herein, collectively, as the “Assets”.

C.           The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Assets on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Defined Terms.  The capitalized terms used herein will have the following meanings.

“Additional/Adjacent Land” shall have the meaning assigned thereto in Section 14.8.

“Additional Rent” shall have the meaning assigned thereto in Section 10.1(a).

“ADERTF” shall have the meaning assigned thereto in Section 3.6(b).

“ADERTF Notice Date” shall have the meaning assigned thereto in Section 3.6(b).

“Agreed-Upon Reserves” shall have the meaning assigned thereto in Section 4.2(d).

“Agreement” shall mean this Agreement of Purchase and Sale and all amendments hereto, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified, from time to time.

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or Property in question.

“Approved Option Notice” shall have the meaning assigned thereto in Section 8.9.

“Asset-Related Property” shall have the meaning assigned thereto in Section 2.1(b).

“Assets” shall have the meaning assigned thereto in “Background” paragraph B.

“Assignment of Contracts” shall have the meaning assigned thereto in Section 6.1(a)(ii).

“Assignment of Leases” shall have the meaning assigned thereto in Section 6.1(a)(i).

“Assumed Contracts” shall mean all Contracts other than the Terminated Contracts.

“Assumed Loan Documents” shall mean all documents evidencing, securing or otherwise relating to the Assumed Loans, including, without limitation, security documents, guarantees, indemnities, and other credit support, if any.

“Assumed Loan Lender Parties” shall mean all applicable lenders, servicers, special servicers, controlling holders and rating agencies with respect to an Assumed Loan, and their respective successors and assigns.

“Assumed Loan Properties” shall have the meaning assigned thereto in Section 2.3(a).

“Assumed Loan Property Purchaser” shall mean each Buyer Affiliate Acquiror designated to acquire title to each Assumed Loan Property and assume the applicable Assumed Loan.

“Assumed Loans” shall have the meaning assigned thereto in Section 2.3(a).

“Balance of the Purchase Price” shall have the meaning assigned thereto in Section 2.2(c).

“Bill of Sale” shall have the meaning assigned thereto in Section 6.2(c)(ii).

“Bridge Loan” shall mean any short-term financing provided to a Seller by any Person, including, without limitation, JP Morgan Chase Bank or its affiliates, with respect to all or any portion of the Properties.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer Affiliate Acquiror” shall have the meaning assigned thereto in Section 14.7.

“Buyer Elected Payoff” shall have the meaning assigned thereto in Section 2.3(d).

“Buyer Election Response Date” shall have the meaning assigned thereto in Section 7.2(c).

“Buyer Event of Default” shall have the meaning assigned thereto in Section 13.1(a).

“Buyer Expense Reimbursement Cap” shall have the meaning assigned thereto on Schedule E.

“Buyer Non-Recourse Parties” shall have the meaning assigned thereto in Section 11.6(h).

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.3(a).

“Buyer’s Knowledge” shall mean the actual knowledge of Nadeem Meghji, Phillip Solomond and Eric Staley. There shall be no duty imposed or implied to investigate, inquire, inspect, or audit any matters, and there shall be no personal liability on the part of such individuals.  The Seller and DDR acknowledge that the individuals named above are named solely for the purpose of defining and narrowing the scope of the Buyer’s Knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to the Seller or DDR.

“Buyer’s Leasing Costs” shall have the meaning assigned thereto in Section 10.8.

“Buyer’s Maximum Liability” shall have the meaning assigned thereto on Schedule E.

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.

“Buyer Representations” shall have the meaning assigned thereto in Section 4.1.

“CAM Charges” shall have the meaning assigned thereto in Section 10.1(c).

“Cash Deposit” shall have the meaning assigned thereto in Section 2.4(a).

“Closing” shall have the meaning assigned thereto in Section 2.8.

“Closing Date” shall have the meaning assigned thereto in Section 2.8.

“Closing Documents” shall mean any certificates, instruments or other documents delivered by the Buyer or Sellers, as the case may be, at Closing pursuant to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” shall mean, collectively, all agreements or contracts of to which any Seller or DDR, as agent for any Seller, is a party and that relate to the ownership, operation, maintenance and management of the relevant Property owned by such Seller (or leased by such Seller, in the case of the Leased Properties) and the buildings and other improvements located thereon, or any portion thereof.

“DDR” shall mean DDR Corp, an Ohio corporation and DDR MDT Holdings II Trust, a Maryland real estate investment trust.

“DDR Affiliate Contracts” shall mean any Contracts between any Seller and any affiliate of DDR (other than the mezzanine loan relating to the Assumed Loan known as “Longhorn II”) and any of its affiliates.

“DDR Environmental Reports” shall have the meaning assigned thereto in Section 3.7(i).

“DDR Indemnity Breach” shall have the meaning assigned thereto in Section 11.2.

“DDR Letter Agreement” shall mean that certain letter agreement dated as of the date of this Agreement by and among EPN GP, LLC, DDR Corp. and DDR MDT Holdings II Trust.

“DDR Maximum Liability” shall have the meaning assigned thereto on Schedule E.

“DDR Non-Recourse Parties” shall have the meaning assigned thereto in Section 11.6(i).

“DDR Options” shall have the meaning assigned thereto in Section 8.9.

“DDR Representations” shall have the meaning assigned thereto in Section 3.7.

“DDR’s Knowledge” shall mean the actual knowledge of Ketan Patel, Kevin Kessinger and John Kokinchak.  There shall be no duty imposed or implied to investigate, inquire, inspect, or audit any matters, and there shall be no personal liability on the part of such individuals.  The Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of DDR’s Knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to the Buyer.

“DDR-Related Entities” shall mean DDR Corp, DDR MDT Holdings II Trust, and any of their respective affiliates associated with the Assets as a lender, manager, owner or otherwise.

“Deposit Guarantor” shall have the meaning assigned thereto in Section 2.4(b).

“Diligence Matters” shall have the meaning assigned thereto in Section 7.2(a).

“Disclosed Assumed Loan Documents” shall mean all Assumed Loan Documents set forth on Schedule 3.2(h)-2 and any other immaterial Assumed Loan Documents.

“Due Diligence Expiration Time” shall have the meaning assigned thereto in Section 7.2(b).

“Due Diligence Objections” shall have the meaning assigned thereto in Section 7.2(c).

“EDT Scheduled Matter” shall have the meaning assigned thereto on Schedule E.

“Effective Date” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Effective Date Allocated Purchase Price” shall have the meaning assigned thereto in Section 2.7(a).

“Employees” means all individuals who are employed by Sellers on a full-time or part-time basis at, or with respect to, the applicable Properties.

“Environmental Claims” means any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Substances over, on, in or under any Property, or the violation of any Environmental Laws with respect to any Property.

“Environmental Laws” means any Applicable Laws which regulate or control (i) Hazardous Substances, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Substances or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and (H) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.

“Environmental Liabilities” means any liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Substances or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on any Property and whether or not arising from the operations or activities with respect to any Property, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substances.

“Escrow Account” shall have the meaning assigned thereto in Section 14.5(a).

“Escrow Agent” shall have the meaning assigned thereto in Section 2.4.

“Estoppel Condition Properties” shall mean the Repaid Loan Properties, excluding the Property referred to as Winter Pak Palms (and Bank First).

“Estoppel Deviation” shall have the meaning assigned thereto in Section 3.4(b).

“Estoppel Disapproval Notice” shall have the meaning assigned thereto in Section 3.4(d).

“Estoppel Tenants” shall have the meaning assigned thereto in Section 3.4(a).

“Estoppel Threshold” shall have the meaning assigned thereto in Section 3.4(b).

“Excluded Seller Loan Expenses” shall mean all fees, costs and expenses relating to matters (i) occurring prior to the date of this Agreement with respect to the Assumed Loans (including as a result of an EDT Scheduled Matter), (ii) any amendments or modification with respect to the Assumed Loans made in violation of Section 3.3(g), or (iii) relating to any Bridge Loan provided by JP Morgan Chase Bank or its affiliates or the Sellers’ efforts to refinance all or any portion of the Properties prior to the Closing.

“Excluded ROFR Asset” shall have the meaning assigned thereto in Section 8.9.

“Existing Options” shall have the meaning assigned thereto in Section 8.9.

“Failed Loan Assumption” shall have the meaning assigned thereto in Section 2.3(c).

“Fixed Rents” shall have the meaning assigned thereto in Section 10.1(a).

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Property in question.

“Ground Lease Assignment” shall have the meaning assigned thereto in Section 6.1(b).

“Ground Lease Estoppel” shall have the meaning assigned thereto in Section 3.5.

“Ground Leases” shall mean those certain ground leases and all amendments, modifications and supplements thereto, pursuant to which a Seller has obtained its leasehold interest in a Leased Property.

“Ground Lessee” shall mean the applicable Sellers which owns the leasehold interest in the applicable Leased Property.

“Ground Lessor” shall mean the landlord under a Ground Lease.

“Guaranty” shall have the meaning assigned thereto in Section 2.4(b).

“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products, radioactive materials, radon gas and any other material or substance which is defined as or included in the definition of a “hazardous substance”, “hazardous waste”, “toxic waste”, “hazardous material”, “toxic pollutant”, “contaminant”, “pollutant” or “toxic substance” or words of similar import, under any Environmental Law or that could result in the imposition of liability under any Environmental Laws.

“Independent Consideration” shall have the meaning assigned thereto in Section 2.6.

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 14.4(c).

“Leased Properties” shall have the meaning assigned thereto in “Background” paragraph A.

“Leasing Costs” shall mean, with respect to a particular Space Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Space Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the Tenant under such Space Lease to the landlord under another lease (i.e., lease buyout costs), relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Space Lease or any other agreement relating to such Space Lease.

“Liability Basket” shall have the meaning assigned thereto on Schedule E.

“Licenses and Permits” shall have the meaning set forth in Section 3.7(g)(i).

“Liquidated Damages Amount” shall mean an amount equal to $25,000,000.

“Loan Assumption” shall mean (i) the transfer of the applicable Assumed Loan Properties to and the assumption of the applicable Seller’s obligations accruing from and after the Closing Date under the Assumed Loans by the applicable Assumed Loan Property Purchaser, (ii) the release of the Sellers and all existing guarantors, indemnitors and other security providers from all liability first accruing from and after the Closing Date under the applicable Assumed Loan Documents, (iii) the replacement of the existing property management agreement with a new property management agreement between the Assumed Loan Property Purchaser and DDR, and (iv) to the extent required by the Assumed Loan Lender Parties, the approval of the entities offered by the Buyer pursuant to Section 4.2 below as borrower and new guarantors, indemnitors and security providers in substitution of the existing borrowers, guarantors,  indemnitors and other security providers under the Assumed Loan Documents.

“Loan Assumption Consent” shall have the meaning assigned thereto in Section 3.3(g)(ii).

“Loan Assumption Costs” shall mean (i) any assumption or transfer fees owed pursuant to the applicable Assumed Loan Documents or otherwise charged by the Assumed Loan Lender Parties in connection with obtaining the Loan Assumption Consents by the Buyer, (ii) all processing fees charged by the Assumed Loan Lender Parties in order for the Buyer to submit application packages for each Loan Assumption, (iii) all applicable mortgage taxes, intangible taxes, documentary stamp taxes and recordation charges associated each Loan Assumption, and (iv) any third-party, out-of-pocket costs and expenses, including reasonable attorneys’ fees, charged by the Assumed Loan Lender Parties in connection with the Loan Assumption, excluding, however, in each case, any Excluded Seller Loan Expenses.

“Loan Assumption Documents” shall mean the assumption documents to be executed by the applicable Seller, the Assumed Loan Property Purchaser as the assumptor, the new guarantors and indemnitors offered by the Buyer pursuant to Section 4.2 below and the applicable lender or servicer for such Assumed Loan on behalf of the applicable Assumed Loan Lender Parties; provided that, the “Loan Assumption Documents” shall not mean any Assumed Loan Documents that are not required to be assumed by the terms thereof or otherwise required by the applicable Assumed Loan Lender Party.

“Loan Assumption Election Period” shall have the meaning assigned thereto in Section 2.3(c).

“Losses” shall have the meaning assigned thereto in Section 11.1.

“Material Casualty Event” shall have the meaning assigned thereto in Section 9.2(a).

“Material Contracts” shall mean all Contracts, other than those Contracts which are either (i) terminable on 60 days’ notice without cost or penalty, or (ii) require the payment of no more than $100,000 in any calendar year.

“Monetary Title Exceptions” shall mean title exceptions affecting the fee estate of any Owned Property (or the Ground Lessee’s interest in the leasehold estate of any Leased Property), excluding in all cases any liens or other matters that attach solely to the Tenant’s interest in their leasehold estate under the Space Leases, which are not Permitted Exceptions or Required Removal Exceptions and which can be removed by the payment of a liquidated amount.

“New Cap Ex Expenditures” shall mean all capital expenditures (excluding Ongoing Cap Ex Expenditures) incurred by Sellers after the Effective Date which are commercially reasonable, including, without limitation, tenant improvement expenses (including all hard and soft construction costs, whether payable by the Sellers to the contractor or the Tenant) that are the obligations of the landlord under New Leases or amendments entered into after the Effective Date and during the pendency of this Agreement and approved by Buyer pursuant to this Agreement (or which are entered into without a requirement to obtain approval by Buyer pursuant to this Agreement), or renewals or expansion rights properly exercised after the Effective Date over which Sellers have no discretion regarding terms of such renewals or expansions.

“New Lease” shall have the meaning assigned thereto in Section 3.3(d).

“OFAC” shall have the meaning assigned thereto in Section 3.1(f).

“Ongoing Cap Ex Expenditures” shall have the meaning assigned thereto in Section 3.3(b).

“Ongoing Cap Ex Expenditure Estimate” shall have the meaning assigned thereto in Section 3.3(b).

“Open Schedules” shall mean all schedules and exhibits that are specifically referenced herein and not attached to this Agreement as of the Effective Date.

“Optionee” shall have the meaning assigned thereto in Section 8.9.

 “Owned Properties” shall have the meaning assigned thereto in “Background” paragraph A.

“Payoff Election Notice” shall have the meaning assigned thereto in Section 2.3(d).

“Permitted Exceptions” shall mean (i) liens for current real estate taxes which are not yet due and payable or are due and payable but not yet delinquent, (ii) liens securing the Assumed Loans, (iii) with respect to all Properties, all exceptions to title set forth in the marked commitments delivered by the Buyer to the Sellers on or prior to the Due Diligence Expiration Time which are not marked to be omitted or deleted, (iv) any exceptions approved by the Buyer in accordance with this Agreement, (v) customary utility easements granted after the date hereof which (A) do not encroach any buildings or other improvements located at the applicable Property, (B) are within and do not violate any setback requirements or restrictions and (C) do not material adversely impact the current use or value of the applicable Property, (vi) applicable zoning and building ordinances and land use regulations, (vii) any exclusions from coverage set forth in the jacket of the Title Policies, (viii) any exceptions caused by the Buyer, its agents, representatives or employees, (ix) such other exceptions as the Title Company shall commit to insure over in a manner satisfactory to the Buyer in the Buyer’s reasonable discretion and without any additional cost to the Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Sellers or otherwise, and (x) the rights of the Tenants under the Space Leases, as tenants only without options to purchase or rights of first refusal with respect to a purchase (other than the Space Lease Options).

“Personal Property” shall have the meaning assigned thereto in Section 2.1(b)(ii).

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Pre-Effective Date Tenant Estoppels” shall have the meaning assigned thereto in Section 3.4(c).

“Prepayment Fees” shall have the meaning set forth in Section 9.1.

“Properties” shall have the meaning assigned thereto in “Background” paragraph A.

“Purchase Price” shall have the meaning assigned thereto in Section 2.2(a).

“REA” shall have the meaning assigned thereto in Section 10.1(c).

“REA Parties” shall have the meaning assigned thereto in Section 10.1(d).

“Rents” shall have the meaning assigned thereto in Section 10.1(a).

“Repaid Loan Properties” shall have the meaning assigned thereto in Section 2.3(b).

“Repaid Loans” shall have the meaning assigned thereto in Section 2.3(b).

“Reporting Person” shall have the meaning assigned thereto in Section 14.4(c).

“Representation Update” shall have the meaning assigned thereto in Section 3.8(a).

“Representation Update Response Notice” shall have the meaning assigned thereto in Section 3.8(a).

“Required Estoppel Disapproval Period” shall have the meaning assigned thereto in Section 3.4(d).

“Required Estoppel Forms” shall have the meaning assigned thereto in Section 3.4(a).

“Required Removal Exceptions” shall mean (i) all title exceptions marked to be omitted or deleted on the marked title commitments delivered by Buyer to Sellers in Buyer’s Due Diligence Objections which Sellers agree to remove pursuant to a Seller Election under Section 7.2(c), and (ii) mechanic’s liens or notices of commencement created by through or under a Seller.

“Required Representation Update Response Period” shall have the meaning assigned thereto in Section 3.8(a).

“Riverchase Promenade Loan” shall have the meaning assigned thereto in Section 3.6(d).

“Riverdale Village Ground Lease” shall mean the Ground Lease Agreement, dated as of May 14, 2004, between DDR MDT Riverdale Village Inner Ring LLC and DDR Corp. (f/k/a Developers Diversified Realty Corporation).

“Revised Allocated Purchase Price Proposal” shall have the meaning assigned thereto in Section 2.7(b).

“Seller Affiliate Contracts” shall mean any Contracts between Seller (or DDR, as agent for any Seller) and any affiliate of a Seller.

“Seller Election Response date” shall have the meaning assigned thereto in Section 7.2(c).

“Seller Escrow Holdback” shall have the meaning assigned thereto in Section 11.7.

“Seller Event of Default” shall have the meaning assigned thereto in Section 13.2(a).

“Seller Indemnity Breach” shall have the meaning assigned thereto in Section 11.1.

“Seller General Representations” shall have the meaning assigned thereto in Section 3.1.

“Seller Non-Recourse Parties” shall have the meaning assigned thereto in Section 11.6(g).

“Seller Property Representations” shall have the meaning assigned thereto in Section 3.2.

“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.3.

“Sellers” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Sellers’ Consultant" shall have the meaning assigned thereto in Section 14.3(a).

“Seller’s Election” shall have the meaning assigned thereto in Section 7.2(c).

“Sellers’ Knowledge” shall mean the actual knowledge of William Cohen, Jeff Rothbart and John Behling. There shall be no duty imposed or implied to investigate, inquire, inspect, or audit any matters, and there shall be no personal liability on the part of such individuals.  The Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Sellers’ Knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to the Buyer.

“Sellers’ Leasing Costs” shall have the meaning assigned thereto in Section 10.8.

“Sellers’ Maximum Liability” shall have the meaning assigned thereto on Schedule E.

“Seller’s Property” shall mean, with respect to each Seller, the Property owned (or leased) by such Seller, as set forth in Schedule A.

“Seller’s Representation Date” shall mean August 31, 2011.

“Shared DDR Representations” shall have the meaning assigned thereto in Section 11.8(a).

“Shared Losses” shall have the meaning assigned thereto in Section 11.8(a).

“Shared Seller Representations” shall have the meaning assigned thereto in Section 11.8(a).

“Space Lease Options” shall have the meaning assigned thereto in Section 3.7(b).

“Space Leases” shall mean all leases (other than the Ground Leases), licenses and other occupancy agreements for all or any portion of the Properties to which Sellers are a party or a successor as the landlord; provided that “Space Leases” shall not include agreements set forth in non-binding letters of intent, term sheets or other non-binding agreements.

“Survival Period” shall have the meaning assigned thereto in Section 11.4.

“Survival Provisions” shall have the meaning assigned thereto in Section 11.4.

“Taxes” shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupation, property (including personal, real, tangible and intangible property taxes), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not.

“Tenant CAM Charges” shall have the meaning assigned thereto in Section 10.1(a).

“Tenant Estoppel” shall mean the tenant estoppels delivered by Sellers pursuant to Section 3.4.

“Tenant Notices” shall have the meaning assigned thereto in Section 6.1(a)(iii).

“Tenants” shall mean the tenants under the Space Leases.

“Terminated Contracts” shall mean the Contracts the Buyer desires terminated as set forth in Schedule D attached hereto and any Seller Affiliate Contracts or DDR Affiliate Contracts (other than the Riverdale Village Ground Lease).

“Third Party Loans” shall mean the loans described on Schedule B attached hereto.

“Title Affidavit” shall mean the owners affidavit to be delivered by the Sellers at Closing in connection with the issuance of the Title Policy, in the form attached hereto as Exhibit N.

“TIF Related Assignments” shall have the meaning assigned thereto in Section 6.1(e).

“Title Company” shall mean Fidelity National Title Insurance Company, Chicago Title Insurance Company, First American Title Insurance Company (acting through its authorized agent National Land Tenure, Inc.), and Stewart Title (acting through its agent Title Associates Inc.) or such other title company co-insurers designated by the Buyer.

“Title Policy” shall mean an ALTA 2006 extended coverage Owner’s Policy of Title Insurance with respect to each Property, insuring as of the Closing Date, in an amount equal to the Allocated Purchase Price for such Property, that the Buyer owns fee simple with respect to the Owned Properties or leasehold with respect to the Leased Properties title to such Property, subject only to the Permitted Exceptions, and with such endorsements as may reasonably be required by the Buyer, including, without limitation, an ALTA form of zoning endorsement, if available; provided, however, that the failure of the Title Company to issue any such endorsements shall not affect the Buyer’s obligations under this Agreement (other than as a result of the Sellers’ failure to deliver the owner’s affidavit required under Section 8.5), nor shall obtaining such endorsements be a condition to Closing.

“Transfer Taxes” shall have the meaning assigned thereto in Section 9.1.

“Treasury Regulations” shall mean the regulations promulgated pursuant to the Code.

“Voluntary Title Exceptions” shall mean with respect to each Property (i) liens securing any Bridge Loan, any Repaid Loans and the lien of any mortgage affecting such Property, whenever created, other than the lien of any mortgage securing an Assumed Loan and (ii) title exceptions affecting such Property that are knowingly and intentionally created by the Sellers after the date of this Agreement through the execution by the Sellers of one or more instruments creating or granting such title exceptions; provided, however, that the term “Voluntary Title Exceptions” as used in this Agreement shall not include the following: (a) any Permitted Exceptions; (b) any title exception created pursuant to a Space Lease for a Property by a Tenant thereunder; (c) any title exceptions that are approved, waived or deemed to have been approved or waived by the Buyer or that are created in accordance with the provisions of this Agreement; and (d) any title exceptions which, pursuant to a Space Lease for the Property or otherwise, are to be discharged by a Tenant or occupant of the Property.

ARTICLE II

SALE, CONSIDERATION AND CLOSING

Section 2.1                      Sale of Assets.

(a)      On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell to the Buyer, and the Buyer shall purchase from each of the Sellers, all of the Assets and the applicable Assumed Loan Property Purchasers shall assume all of the Assumed Loans.  It is understood and agreed that the closing of the purchases of the Assets shall occur contemporaneously and, except as explicitly set forth in Section 8.9 of this Agreement, none of the purchases of the Assets shall close unless the purchase of all of the Assets closes contemporaneously.

(b)      The transfer of the Assets to the Buyer shall include the transfer of all Asset-Related Property with respect to such Asset.  For purposes of this Agreement, “Asset-Related Property” shall mean, with respect to each Property all of the relevant Seller’s right, title and interest in and to:

(i)             all easements, covenants and other rights appurtenant to said Property and all right, title and interest of the relevant Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining said Property and to the center line thereof;

(ii)            all personal property and furniture, fixtures, equipment, tools, supplies and other personal property (collectively, the “Personal Property”) (except items owned or leased by Tenants or which are leased by the relevant Seller) which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Property;

(iii)           to the extent they may be transferred under Applicable Law without consent, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated;

(iv)           to the extent assignable without consent, all warranties (including all roof warranties), issued to the relevant Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property;

(v)            to the extent assignable without consent, all other intangibles associated with the Properties, including, without limitation, goodwill, all logos, designs, trade names, building names, trademarks related to the property and other general intangibles relating to the Property, and all telephone exchange numbers specifically dedicated and identified with the Properties;

(vi)           all Space Leases and Assumed Contracts and all security and escrow deposits held by the relevant Seller in connection with any such Space Lease or Assumed Contract, subject to prorations of same pursuant to Article X;

(vii)          all books and record, tenant files, tenant lists and tenant marketing information relating to the Properties; and

(viii)         the plans and specifications, engineering drawings and prints with respect to the improvements, all operating manuals, and all books, data and records regarding the physical components systems of the improvements at the Properties, each to the extent in the Sellers' possession (or reasonably obtainable by the Sellers).

Section 2.2                      Purchase Price.

(a)      The purchase price is One Billion Four Hundred Twenty Eight Million Dollars ($1,428,000,000), as such amount may be reduced for the exclusion of any Excluded ROFR Assets pursuant to Section 8.9 below (the “Purchase Price”).

(b)      This Agreement is intended to be a single unitary agreement and, except as otherwise provided in Section 8.9 of this Agreement, the Sellers are required to sell all of the Properties to the Buyer pursuant to the terms and provisions of this Agreement, and the Buyer is required to purchase all of the Properties from the Sellers pursuant to the terms and provisions of this Agreement.

(c)      At Closing, Buyer shall pay the Sellers an amount, which amount shall be subject to adjustments and credits as provided in Article X below, equal to the positive difference between the Purchase Price for all of the Properties (which, for the avoidance of doubt shall exclude any Excluded ROFR Assets pursuant to this Agreement) less (i) a credit in the amount of the principal balance plus all accrued and unpaid interest on such loans of the Assumed Loans to the extent actually assumed by the Buyer or its affiliates; and (ii) the Cash Deposit (said amount, the “Balance of the Purchase Price”).

Section 2.3                      Assumed Loan Properties and Repaid Loan Properties.

(a)      The parties acknowledge and agree that, except as otherwise provided in this Agreement, the Buyer agrees that the applicable Assumed Loan Property Purchaser will take title to each of the Properties listed on Exhibit A (the “Assumed Loan Properties”) and expressly assume the obligations under and with respect to the Third Party Loans as set forth on Exhibit A.  Each of the Third Party Loans listed on Exhibit A are hereinafter, each, individually, an “Assumed Loan” and, collectively, the “Assumed Loans”; and each of the Assumed Loan Lender Parties listed on Exhibit A are hereinafter, each, individually, an “Assumed Loan Lender Party” and, collectively, the “Assumed Loan Lender Parties”.

(b)      The Buyer is not assuming the Third Party Loans encumbering the Properties set forth on Exhibit B (the “Repaid Loan Properties”) and, subject to the Buyer’s payment of the Prepayment Fees pursuant to Section 9.1 below, the applicable Seller shall cause the liens of the Third Party Loans encumbering said Properties (the “Repaid Loans”) to be released at or, at Sellers’ election, prior to Closing.

(c)      In the event that Buyer and Sellers mutually agree, in their respective sole and absolute discretion, that any Assumed Loan Lender Party with respect to an Assumed Loan will not provide a Loan Assumption Consent (as defined below) with respect to such Assumed Loan (a “Failed Loan Assumption”), then the Buyer shall have the right to terminate this Agreement with respect to all Properties by delivering written notice of such termination to the Seller within ten (10) Business Days after Buyer and Sellers agree that a Failed Loan Assumption has occurred (the “Loan Assumption Election Period”), upon which termination the Cash Deposit shall be promptly (but in no event more than five (5) Business Days after such termination) released to the Buyer and the Guaranty shall immediately terminate, and neither the Sellers nor the Buyer nor DDR shall have any liability hereunder with regard to this Agreement, except for the obligations hereunder which expressly survive termination of this Agreement; provided that the Cash Deposit shall not be released to the Buyer and the Guaranty shall not be terminated (and the procedures of Section 14.5(b) shall apply) if (i) the Seller sends an objection notice to the Escrow Agent within five (5) Business Days in accordance with Section 14.5(b) claiming in good faith that such Failed Loan Assumption was caused by the Buyer not complying in all material respects with its obligations under Sections 4.2(a), (b), (c), (d) and (f) and (ii) there exists no Seller Event of Default at such time.

(d)      Notwithstanding Section 2.3(c) above, the Buyer shall have the right, but not the obligation, to repay, or cause the repayment of, any Assumed Loan which is subject to a Failed Loan Assumption, in which event Buyer shall pay all Prepayment Fees associated therewith (herein, a “Buyer Elected Payoff”).  If a Failed Loan Assumption occurs as determined by Section 2.3(c) above, then Buyer shall send a written notice to Sellers (a “Payoff Election Notice”) prior to the last day of the Loan Assumption Election Period stating whether Buyer elects to make the Buyer Elected Payoff.  If Buyer elects not to make a Buyer Elected Payoff or Buyer fails to deliver a Payoff Election Notice, then Sellers shall have the right to terminate this Agreement with respect to all Properties by delivering written notice of such termination to the Buyer, upon which termination the Cash Deposit shall be promptly (but in no event more than five (5) Business Days after such termination) released to the Buyer and the Guaranty shall immediately terminate, and neither the Sellers nor the Buyer shall have any liability hereunder with regard to this Agreement, except for the obligations hereunder which expressly survive termination of this Agreement; provided that the Cash Deposit shall not be released to the Buyer (and the procedures of Section 14.5(b)) and the Guaranty shall not be terminated if (i) the Seller sends an objection notice to the Escrow Agent within five (5) Business Days in accordance with Section 14.5(b) claiming in good faith that such Failed Loan Assumption was caused by the Buyer not complying in all material respects with its obligations under Sections 4.2(a), (b), (c), (d) and (f) and (ii) there exists no Seller Event of Default at such time.

Section 2.4                      Deposit and Guaranty.

(a)      The Buyer shall deposit with the Escrow Agent (as hereinafter defined), by wire transfer received by the Escrow Agent on or before January 13, 2012, immediately available federal funds in an amount equal to Twenty-Five Million Dollars ($25,000,000) (such amount, the “Cash Deposit”).  As used in this Agreement, “Escrow Agent” shall mean Fidelity National Title Insurance Company, having an office at 1 Park Avenue, Suite 1402, New York, NY 10016; Attn: Kenneth C. Cohen; Phone: (212) 845-3135; Fax: (646) 742-0733; Email: kcohen@fnf.com.

(b)      Blackstone Real Estate Partners VII L.P., a Delaware limited partnership (“Deposit Guarantor”) has executed simultaneously with the Buyer’s execution and delivery of this Agreement an irrevocable guaranty in favor of the Sellers (the “Guaranty”) for the funding of an amount equal to the Liquidated Damages Amount.  At any time that Sellers are entitled to receive the Cash Deposit pursuant to the terms of this Agreement, Deposit Guarantor shall be required pursuant to the Guaranty to fund and deposit the Liquated Damages Amount with the Escrow Agent in immediately available funds, with such funds becoming a part of the Cash Deposit and held in escrow and disbursed in accordance with the terms of this Agreement.

Section 2.5                      Interest Bearing.  The Cash Deposit shall be held in an interest-bearing escrow account by the Escrow Agent in accordance with Section 14.5 below. All interest earned on the Cash Deposit shall be credited and delivered to the party receiving the Cash Deposit, provided, however, that if the transaction closes, at Closing any interest earned on the Cash Deposit shall be credited to the Buyer by applying the same against the Purchase Price.

Section 2.6                      Independent Consideration.  One Hundred Dollars ($100.00) (the “Independent Consideration”) out of the Cash Deposit is the amount the parties bargained for and agreed to as consideration for the Sellers’ grant to the Buyer of the Buyer’s right to purchase the Properties pursuant to the terms hereof and for the Sellers’ execution, delivery and performance of this Agreement.  The Independent Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is not refundable under any circumstances, and shall be retained by the Sellers notwithstanding any other provisions of this Agreement.  In the event the transaction contemplated by this Agreement closes, the Independent Consideration shall be applied to the Purchase Price.

Section 2.7                      Allocated Purchase Price.

(a)      The Sellers and the Buyer hereby agree that subject to Section 2.7(b), the Purchase Price shall be allocated among the Owned Properties and the Leased Properties as set forth on Schedule 2.7(a) (the “Effective Date Allocated Purchase Price”) in accordance with the rules under Section 1060 of the Code and Treasury Regulations promulgated thereunder and also for the purposes set forth in Section 8.9 hereof.  The Sellers and the Buyer agree to act in accordance with the computations and allocations as determined pursuant to this Section 2.7 in any relevant tax returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of Applicable Law, and to cooperate in the preparation of any such forms and to file such forms in the manner required by Applicable Law.  The Sellers and the Buyer acknowledge and agree that no portion of the Purchase Price is allocable to the Personal Property.

(b)      On or prior to January 20, 2012, Sellers shall have the right to deliver to Buyer a revised allocation of the Purchase Price (“Revised Allocated Purchase Price Proposal”), in which event Buyer shall have the right, prior to the Due Diligence Expiration Time to either (X) accept the Revised Allocated Purchase Price Proposal, and upon such acceptance, the Purchase Price shall be allocated among the Owned Properties and the Leased Properties as set forth on the Revised Allocated Purchase Price Proposal and shall be deemed to be the “Allocated Purchase Price” for all purposes hereunder or (Y) notify Seller that it rejects the Revised Allocated Purchase Price Proposal and elects to terminate this Agreement, in which event the Cash Deposit shall be returned to the Buyer, the Guaranty shall terminate and the parties hereto shall have no further obligations under this Agreement, except for the obligations of this Agreement that expressly survive the termination hereof.  In the event that Buyer does not deliver a written notice to Seller electing to proceed under subsection (X) or subsection (Y) pursuant to the immediately preceding sentence on or before the Due Diligence Expiration Time, then Buyer shall be deemed to have elected to proceed pursuant to subsection (X) of the immediately preceding sentence and Buyer shall have no further right to terminate this Agreement under this Section 2.7(b).  In the event that Sellers do not deliver a Revised Allocated Purchase Price Proposal prior to January 20, 2012, then the Effective Date Allocated Purchase Price shall be deemed to be the “Allocated Purchase Price” for all purposes hereunder.

Section 2.8                      Date and Manner of Closing.  Subject to the satisfaction or waiver of the closing conditions in Article V, the closing contemplated by this Agreement (the "Closing") shall occur at 2:00 P.M. (Eastern Time) on June 28, 2012 or such earlier date as agreed to by Buyer and Sellers (the “Closing Date”) at the offices of the Escrow Agent or through mutually acceptable escrow arrangements.

Section 2.9                      FIRPTA.  The Buyer shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts that are required to be deducted or withheld, if any, from the Purchase Price under any provision of Applicable Law as a result of any Seller’s failure to deliver the affidavit required pursuant to Section 6.2(d)(v).  To the extent amounts are so withheld and properly paid over to the applicable Governmental Authority pursuant to this Section 2.9, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect to which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS AND DDR

Section 3.1                      General Seller Representations and Warranties.  Subject to Section 3.8 and Section 5.3(e), each Seller, for itself solely as it relates to such Seller, hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows (said representations and warranties, the “Seller General Representations”):

(a)      Formation; Existence.  It is a limited partnership, general partnership, limited liability company or corporation, as set forth on Schedule 3.1(a), and is duly formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction set forth on Schedule 3.1(a).

(b)      Power and Authority.  It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement by such Seller have been duly authorized by all necessary action on its part.  This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)      No Consents.  Except as set forth on Schedule 3.1(c),  no consent, license, approval, order, permit or authorization of any Governmental Authority is required to be obtained or made by such Seller in connection with the execution, delivery and performance of this Agreement by such Seller or any of the transactions required or contemplated hereby.

(d)      No Conflicts.  Except as set forth on Schedule 3.1(d), such Seller’s execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of such Seller’s Assets as contemplated hereunder, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with, or result in any violation of any provision of or any acceleration of any right under, any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which such Seller is a party in its individual capacity, (iii) violate any Applicable Law applicable to such Seller as of the date of this Agreement, or (iv) result in the creation or imposition of any lien or encumbrance on such Seller’s Assets or any portion thereof.

(e)      Foreign Person.  Such Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

(f)      OFAC Compliance.  Such Seller is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other action by a Governmental Authority relating thereto.

(g)      Bankruptcy.  No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, relating to such Seller is pending.

Section 3.2                      Representations and Warranties of each Seller as to its Assets.  Subject to Section 3.8 and Section 5.3(e), each Seller, for itself solely as it relates to such Seller’s Assets, hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows (said representations and warranties, the “Seller Property Representations”):

(a)      Material Contracts.  All Material Contracts to which such Seller is a party and affecting such Seller’s Assets (i) entered into, amended or supplemented on or after the Sellers’ Representation Date, or (ii) to the Sellers’ Knowledge, entered into, amended or supplemented prior to the Sellers’ Representation Date, are set forth on Schedule 3.2(a) attached hereto and the same have not been amended, supplemented or otherwise modified, except as shown in such Schedule 3.2(a).  No Seller has, since the Seller’s Representation Date, given or received any written notice of any material breach or material default under any Material Contract which has not been cured and, to Seller’s Knowledge, each Material Contract is in full force and effect as of the date hereof.

(b)      Options.  Except for the Space Lease Options and the DDR Options, no Seller nor any affiliate of any Seller has granted any options, rights of first refusal or rights of first offer or similar rights with respect to the Property on or after the Sellers’ Representation Date or, to the Sellers’ Knowledge, prior to the Sellers’ Representation Date, in each case that grants to a third-party the right to purchase all or a portion of the Properties.

(c)      Casualty; Condemnation.  Except as set forth on Schedule 3.2(c), such Seller has not received written notice that there is a pending condemnation or similar proceedings affecting any Property owned by such Seller.

(d)      Taxes; Assessments.  Each Seller has paid, or by the Closing Date will pay, all real property and personal property Taxes and assessments due and payable and that would be delinquent if not paid on or before the Closing Date in connection with the ownership and operation of such Seller’s Property.  Except as set forth on Schedule 3.2(d), such Seller (i) is not a party to any action or proceeding to abate or reduce any real property Taxes nor is aware of any current proceeding by any Governmental Authority for enforcement or collection of such Taxes,  (ii) has not granted any written waiver of any statute of limitation with respect to or any extension of a period for, the assessment of any Taxes and (iii) has not received any written notice of a special Tax or assessment to be levied against the Property after the date hereof.

(e)      Litigation.  Except as set forth on Schedule 3.2(e), there are no actions, suits or proceedings pending against or affecting such Seller in any court or before or by an arbitration tribunal or regulatory commission, department or agency which, if adversely determined, would materially adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement.

(f)      Environmental Matters.  Such Seller has not, since the Seller’s Representation Date, received any written notice from any Governmental Authority or other Person of any material Environmental Claims, Environmental Liabilities or violations of any Environmental Laws with respect to such Seller’s Property.

(g)      Employees.  There are no employment, collective bargaining or similar agreements or arrangements between such Seller or any of its affiliates (excluding DDR and any DDR-Related Entities) and any of the Employees which will be binding upon the Buyer after the Closing.

(h)      Third Party Loans.  Schedule 3.2(h)-1 contains a true and complete list of all of the Third Party Loans of such Seller.  Schedule 3.2(h)-2 contains a true and complete list of all material Assumed Loan Documents of such Seller (or any guarantor, indemnitor or security provider) and such Assumed Loan Documents have not been amended, supplemented or otherwise modified except as shown on such Schedule 3.2(h)-2.  To Sellers’ Knowledge, (i) the outstanding principal amount of such Assumed Loans and the amount of any cash reserves or escrow accounts held by the Assumed Loan Lender Parties in connection with such Assumed Loans is set forth on Schedule 3.2(h)-3 as of the date set forth in said Schedule 3.2(h)-3 and (ii) Seller has not, since the Seller’s Representation Date, received a written notice of any material default, alleged material default or acceleration under the Assumed Loan Documents.

(i)       Ground Leases.  Except as disclosed on Schedule A-1, (i) no Ground Lease has been amended, modified or supplemented, (ii) such Ground Lease contains the entire agreement between the Ground Lessor and Ground Lessee, (iii) neither the Ground Lessee nor Ground Lessor has, since the Seller’s Representation Date, delivered a written notice of default under the Ground Lease to the other that has not been cured, (iv) such Ground Lease is in full force and effect in accordance with its terms and (v) neither the Ground Lessee, nor to such Sellers’ Knowledge the Ground Lessor, is in default in the performance of its material obligations under such Ground Lease.

(j)       Compliance with Law.  No Seller has received any written notice of a material violation of any Applicable Laws with respect to the Properties which has not been cured or dismissed.

(k)      Space Leases.  Except as set forth on Schedule 3.2(k), no Seller has received any written notice of a material default by any Seller, as landlord, nor has any Seller provided written notice of material default to a Tenant, under each Space Lease, in each case, which default remains uncured.

(l)       REAs.  The Sellers have not received any written notice alleging any material defaults by such Seller under any REAs which remain uncured.

Section 3.3                      Covenants of Each of the Sellers Prior to Closing.  From the date hereof until Closing, each of the Sellers shall:

(a)      Insurance.  Keep such Seller’s Assets insured against fire and other hazards covered by the insurance policies maintained by such Seller on the date of this Agreement or similar replacements approved by Buyer, which approval shall not be unreasonably withheld, conditioned or conditioned. If the Buyer does not reject or approve such replacement insurance within five (5) Business Days after receipt of Sellers’ request for such approval, then the Buyer shall be deemed to have approved such replacement insurance.

(b)      Operation.  Operate and maintain such Seller’s Property in a businesslike manner and in accordance with such Seller’s past practices with respect to such Seller’s Property, continue the payment and performance of (i) all ongoing or scheduled capital expenditures projected through the Closing Date which are set forth on Schedule 3.3(b) (the “Ongoing Cap Ex Expenditures”) and expend the sums with respect thereto in the amounts which are estimated for such Ongoing Cap Ex Expenditures through the month in which the Closing Date occurs, as set forth on Schedule 3.3(b) (the “Ongoing Cap Ex Expenditure Estimate”) and (ii) any necessary maintenance of the Property contemplated by the 2012 budget for the Properties with respect to the matters listed on Schedule 3.3(b)(ii) or which are reasonably required in the ordinary course of business. In the event Sellers fail to spend the Ongoing Capital Ex Expenditures contemplated by this Section 3.3(b) and Sellers are required to be spent prior to the Closing Date, the Buyer shall not be entitled to terminate this Agreement as a result of such failure and the Buyer’s sole remedy shall be to receive a credit at Closing in amount equal to the portion of the Ongoing Cap Ex Expenditure Estimate not expended.  If, after the Effective Date, Sellers elect to make any New Cap Ex Expenditures (other than Ongoing Cap Ex Expenditures) to the Property which are commercially reasonable, then Sellers shall receive a credit for the costs of such capital expenditures in accordance with Section 10.1(e) below.

(c)      New Contracts.  Not enter into any new third party contracts relating to such Seller’s Assets, nor amend, supplement, terminate or otherwise modify any Contract (except for the Terminated Contracts), without the prior written consent of the Buyer, which consent the Buyer shall not unreasonably withhold, condition or delay, provided, however:

(i)             the Buyer’s consent shall not be required with respect to any Contract that is entered into by such Seller in the ordinary course of business and on market terms at such Seller’s Property, and either (1) is terminable on 60 days’ notice without cost or penalty to the Buyer or its affiliates or (2) requires the payment of no more than $100,000 in any calendar year;

(ii)            the Buyer’s consent shall not be required with respect to any Contract which does not meet the requirements of clause (i) above but is entered into by a Seller in connection with emergency maintenance or repairs at a Property; provided, that such Contract is on market terms and Seller shall pay all of the costs of such emergency maintenance or repairs;

(iii)           the Buyer’s consent shall not be required with respect to any Contract which does not meet the requirements of clause (1) or (2) of clause (i) above but which is entered into by such Seller in connection with tenant improvement work such Seller is required to perform for a Tenant pursuant to a Space Lease, provided that such Contract is on market terms; and

(iv)           the Buyer’s consent shall not be required to enter into any Contract expressly set forth in the 2012 budgets for the Properties to the extent the Buyer has received copies of such budgets prior to the date of this Agreement, including, without limitation, all Ongoing Cap Ex Expenditures, provided that such Contract is on market terms and consistent with past practice.

If a Seller enters into any third party contract after the date of this Agreement with the approval of the Buyer or as permitted in clause (i) through (iii) above, then such contract shall be included in the definition of “Contract” herein and if such contract would have been a Material Contract if entered into as of the date hereof, such contract shall be added to Schedule 3.2(a).  If the Buyer does not reject or approve a new third party contract or amendment, supplement, termination or other modification of any Contract by delivering written notice to such Seller thereof within five (5) Business Days after receipt of a copy thereof, then the Buyer shall be deemed to have approved such contract or amendment, supplement, termination or other modification.  The Buyer acknowledges and agrees that Sellers shall not be obligated to enter into any contracts, amendments, supplements, terminations or other modifications requested by the Buyer.

(d)      Space Leases.  Continue its present rental program and efforts at such Seller’s Property to rent vacant space; provided, that without the prior consent of the Buyer, which consent Buyer shall not unreasonably withhold, condition or delay (so long as such New Lease or such foregoing action is on market terms) no Seller shall (i) execute any new lease, license or other occupancy agreement, (ii) amend, supplement, terminate, voluntarily accept the early surrender of, renew or otherwise modify any existing Space Lease, or (iii) approve any assignment or sublease of any existing Space Lease; provided, however, that  Sellers may enter into a modification of the existing Space Leases as a result of the Tenant’s exercise of any rights granted to such Tenant in the Space Leases (e.g., renewal rights).  If a Seller enters into any new leases, license or other occupancy agreement, or renews any existing Space Lease (each such new lease, license, occupancy agreement and renewal, a “New Lease”) after the date of this Agreement with the approval of the Buyer, then each such lease, license, occupancy agreement and renewal shall be included in the definition of “Space Leases” as defined herein and, to the extent such agreement or other instrument evidencing the New Lease was provided to the Buyer prior to the execution thereof, shall be deemed added to Schedule 3.2(e) and to each other disclosure schedule to this Agreement to the extent disclosure on such schedule would be reasonably apparent on its face, and shall be assigned to and assumed by the Buyer at the Closing in accordance with this Agreement.  If the Buyer does not reject or approve a New Lease, license, occupancy agreement, renewal or a Space Lease amendment by delivering written notice to such Seller within five (5) Business Days after receipt of a copy thereof, then the Buyer shall be deemed to have approved such New Lease, license, occupancy agreement, renewal or Space Lease amendment.  Buyer acknowledges and agrees that Sellers shall not be obligated to enter into any contracts, amendments, supplements, terminations or other modifications requested by Buyer.

(e)      Litigation.  Advise, within five (5) Business Days after Sellers’ receipt of written notice of the same, the Buyer of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Authority which affects such Seller’s Property and is instituted after the date of this Agreement.

(f)      Performance Under Space Leases, Ground Leases REAs and Assumed Loan Documents.  Perform, or use commercially reasonable efforts to cause Seller’s agents to perform (i) all obligations of landlord or lessor under the Space Leases of such Seller’s Property, (ii) all obligations of such Seller as Ground Lessee under the Ground Leases, (iii) all obligations of the such Seller as borrower under the Assumed Loan Documents of such Seller’s Third Party Loan and (iv) all obligations of such Seller under the REAs to which such Seller or such Seller’s Property is bound.

(g)      Assumed Loans.

(i)             Not amend, supplement, or otherwise modify any of such Seller’s Assumed Loans or the Assumed Loan Documents related to such Assumed Loans or make any partial principal prepayment of the Assumed Loan (other than scheduled amortization or pursuant to Section 2.3(d) or Section 8.9) without the prior written consent of the Buyer, which consent may be granted or withheld in the Buyer’s sole discretion.

(ii)            With respect to each Assumed Loan Property owned by such Seller, within five (5) Business Days following the Due Diligence Expiration Time, request in writing that each Assumed Loan Lender Party consent to the assumption of such Assumed Loans by the applicable Assumed Loan Property Purchaser (if the Buyer has notified Sellers of such Assumed Loan Property Purchaser as of the date of this Agreement) (a “Loan Assumption Consent”).  Such consent request shall be in a form determined by the applicable Seller.

(iii)           Not take an action, nor fail to take any action, that would result in a material breach of any covenant under any Assumed Loan Document.

(iv)           Subject to Section 4.2 below, authorize the Buyer and the Assumed Loan Property Purchaser to directly contact the Assumed Loan Lender Parties from time to time in order to engage in discussions and negotiations with respect to the Loan Assumption.

(v)            Make commercially reasonable efforts to assist the Buyer in the consummation of the Loan Assumptions with the Buyer and the Assumed Loan Lender Parties, including, without limitation, by (A) confirming, remaking and updating, as appropriate, any representations and warranties in the Assumed Loan Documents as of the Closing Date if required by the Assumed Loan Lender Parties, and (B) providing customary and reasonable releases to the Assumed Loan Lender Parties, if required by the Assumed Loan Lender Parties. Except for the payment of 50% of the Loan Assumption Costs, and 100% of the Excluded Seller Loan Expenses, the Sellers’ obligations to “make all commercially reasonable efforts” shall not require the Sellers to incur any cost, expense or liability, including, without limitation, the Sellers shall not be required to pursue litigation against the holder of any Assumed Loans.

(vi)           Promptly supply, or use commercially reasonable efforts to cause its agents to supply, to the Assumed Loan Lender Parties upon request all financial and other information with respect to the applicable Seller and applicable Property as may be requested by the Assumed Loan Lender Parties from time to time and otherwise reasonably cooperate with requests of the Assumed Loan Lender Parties with respect to the Loan Assumptions.

(h)      Terminated Contracts.  Terminate the Terminated Contracts affecting such Seller’s Property to which such Seller is party at or, in Sellers’ discretion, prior to the Closing.  All termination fees and any other costs and expenses relating to (i) the termination of any Seller Affiliate Contracts and DDR Affiliate Contracts shall be borne by Seller and (ii) to any other Terminated Contracts shall be the responsibility solely of the Buyer, and the Sellers shall have no responsibility or liability therefor.  No Seller shall assign to, and the Buyer shall not assume, any Terminated Contracts.

(i)       New Financing.  Not create any deed of trust, lien, pledge or other encumbrance in any way affecting any portion of such Seller’s Property, other than any Bridge Loans, or any modifications, amendments, supplements or replacements of the Bridge Loans, (any of which shall constitute Voluntary Title Exceptions), including, without limitation, a Bridge Loan on the Assets commonly referred to as Longhorn II and Longhorn III, and any Permitted Exceptions, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(j)       Taxes, Charges, etc.  Continue to pay or cause to be paid all Taxes, water and sewer charges, utilities and obligations under the Contracts when due and payable.

(k)      Transfers.  Not transfer, sell or otherwise dispose of such Sellers’ Property or any item of such Sellers’ Personal Property without the prior written consent of the Buyer, which consent for transfers of Sellers’ Personal Property shall not be unreasonably withheld, conditioned or delayed; provided, however that Sellers may make such transfers for the use and consumption of inventory and other supplies, or the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

(l)       Ground Leases.  Not amend, supplement, terminate or otherwise modify any of such Seller’s Ground Leases without the prior written consent of the Buyer, which consent Buyer shall not unreasonably withhold, condition or delay to any such action which is not adverse to the Ground Lessee thereunder.

Section 3.4                      Tenant Estoppels.

(a)      Subject to Section 3.4(c), on or before March 16, 2012 (or such earlier date if requested by the Buyer upon ten (10) Business Days notice at any time following the Due Diligence Expiration Time), the applicable Sellers shall prepare and deliver to each Tenant set forth on Schedule 3.4(a) (the “Estoppel Tenants”) an estoppel certificate in the form of Exhibit C-1 attached hereto, in the form as required pursuant to the applicable Space Lease (if applicable) or in the form previously delivered to Estoppel Tenants as described in Section 3.4(c) below (such forms, the “Required Estoppel Forms”), and request each Estoppel Tenant to execute and deliver the Tenant Estoppel in the form submitted by Sellers to such Seller.  Each such Seller shall direct DDR (or the appropriate DDR-Related Party) to use commercially reasonable efforts to obtain the prompt return of the executed Tenant Estoppels in the form submitted (without the obligation to make any payments, grant any concessions under the Space Leases or otherwise incur any additional obligations, liabilities or expenses in connection therewith).  If an Estoppel Tenant returns an executed Tenant Estoppel to a Seller, such Seller shall, within five (5) Business Days of Seller’s receipt thereof, deliver to the Buyer a copy of such executed Tenant Estoppel five (5) Business Days following such Seller’s receipt of such Tenant Estoppel.

(b)      It shall be a condition to the Buyer’s obligation to close the sale and purchase of the Assets that on or before the Closing, the Sellers deliver to the Buyer from with respect to the Estoppel Condition Properties, (A) Estoppel Tenants representing 70% or more of the leased gross leasable area of all of the anchor tenants at such Estoppel Condition Properties set forth on Schedule 3.4(b)(i)(A), and (B) Estoppel Tenants at such Estoppel Condition Properties leasing at least 70% of the occupied gross leasable area with respect to the Estoppel Tenants at such Estoppel Condition Properties (the thresholds set forth in (A) and (B) being referred to collectively as the “Estoppel Threshold”) in the aggregate signed Tenant Estoppels that are substantially in the applicable Required Estoppel Form of the Tenant Estoppel and which do not contain any materially adverse deviations between (x) the information specified in said Tenant Estoppel and (y) (i) the DDR Representation set forth in Sections 3.7(b) and 3.7(l) of this Agreement made as of the date hereof or (ii) the Space Leases to which such Tenant Estoppel relate (any such deviation, an “Estoppel Deviation”).

(c)      The Buyer acknowledges that (i) Sellers have previously delivered Tenant Estoppels to the Estoppel Tenants identified on Schedule 3.4(c)(i) (the “Pre-Effective Date Tenant Estoppels”), (ii) the Buyer has received and accepted copies of signed copies of the Pre-Effective Date Tenant Estoppels identified on Schedule 3.4(c)(ii), and (iii) upon receipt of any Pre-Effective Date Tenant Estoppels not listed on Schedule 3.4(c)(ii) signed by Estoppel Tenants without an Estoppel Deviation, the Buyer shall be deemed to have accepted the additional Pre-Effective Date Tenant Estoppels.  All Pre-Effective Date Tenant Estoppels accepted by the Buyer pursuant to the immediately preceding sentence shall be used to calculate the satisfaction of Estoppel Threshold.

(d)      The Buyer shall notify Sellers in writing, within five (5) Business Days following the Buyer’s receipt of a Tenant Estoppel or by the Closing Date, whichever is earlier (each such period, the “Required Estoppel Disapproval Period”), of the Buyer’s disapproval of any Estoppel Deviation contained therein, and the basis of such disapproval (an “Estoppel Disapproval Notice”). If the Buyer fails to deliver to Sellers an Estoppel Disapproval Notice within the applicable Required Estoppel Disapproval Period, then the Buyer shall be deemed to accept the Tenant Estoppel delivered to the Buyer.  Sellers shall the right, but not the obligation, to cure any Estoppel Deviation disapproved in an Estoppel Disapproval Notice within five (5) Business Days from Sellers’ receipt of the Estoppel Disapproval Notice, and the Closing Date shall be extended, at Sellers’ option, to allow for the full 5-Business Day cure period.

(e)      Within a reasonable time after the Due Diligence Expiration Time, the Sellers agree to deliver estoppel forms in substantially the same forms of the Tenant Estoppels submitted pursuant to Section 3.4(a) to other tenants of the Properties (including requests for updates to the Pre-Effective Date Tenant Estoppels if requested by the Buyer), but in no event will receipt of such other estoppels be a condition precedent to the Buyer’s obligation to Close.

(f)       Subject to Section 3.4(b) above, obtaining Tenant Estoppels shall not be a condition to the Closing, nor shall the Sellers be deemed to be in default of this Agreement or otherwise incur any liability in connection with failing to obtain any Tenant Estoppels.  The Buyer’s sole and exclusive remedy in connection with any failure of Tenant Estoppels satisfying the Estoppel Threshold shall be as set forth in Section 3.4(b) above.

(g)      An e-mail of an electronic copy of a signed Tenant Estoppel shall be considered a properly delivered Tenant Estoppel for purposes of this Section 3.4

Section 3.5                      Ground Lease Estoppels.  Within ten (10) Business Days following the Due Diligence Expiration Time, each Ground Lessee shall prepare and deliver to each Ground Lessor under the applicable Ground Lease an estoppel certificate in the form provided by the Buyer and reasonably approved by the Seller (the “Ground Lease Estoppel”) and request each such Ground Lessor to execute and deliver the Ground Lease Estoppel to the Ground Lessee.  Each Ground Lessee shall direct DDR (or the appropriate DDR-Related Party) use commercially reasonable efforts to obtain the prompt return of the executed Ground Lease Estoppels from each Ground Lessor under the applicable Ground Lease (without the obligation to make any payments or grant any concessions under the Ground Leases or otherwise incur any additional obligations, liabilities or expenses in connection therewith).  If a Ground Lessor returns an executed Ground Lease Estoppel to such Ground Lessee, such Ground Lessee shall, within five (5) Business Days of Seller’s receipt thereof, deliver to the Buyer a copy of such executed Ground Lease Estoppel following such Ground Lessee’s receipt of such Ground Lease Estoppel (an e-mail of an electronic copy of a signed Ground Lease Estoppel shall be considered a properly delivered Ground Lease Estoppel for purposes of this Section 3.5).  Obtaining Ground Lease Estoppels shall not be a condition to the Closing, nor shall the Sellers be deemed to be in default of this Agreement or otherwise incur any liability in connection with failing to obtain any Ground Lease Estoppels.

Section 3.6                      Cooperating with the Buyer.

(a)      Each of the Sellers shall reasonably cooperate with the Buyer in connection with the Buyer’s arrangement of financing with respect to the Properties (other than with respect to the Loan Assumption Consents which are separately addressed in Section 3.3(g)) and authorizes and directs DDR to cooperate with the Buyer in connection therewith (provided that (i) the Buyer shall first work with DDR to obtain any such cooperation that is required in connection with such financing, and (ii) such cooperation does not unreasonably interfere with the ongoing operations of the Sellers or the rights of any Tenants of the Properties under their respective Space Leases).

(b)      On or before January 20, 2012 (the “ADERTF Notice Date”), Sellers shall notify Buyer whether Sellers are willing to use reasonable efforts to cause the Property known as “Riverchase Promenade” to be enrolled in the Alabama Drycleaner Environmental Response Trust Fund (“ADERTF”).  If Sellers do not send such notice to Buyer on or before the ADERTF Notice Date, then Sellers shall be deemed to elect not to use reasonable efforts to cause the Property known as “Riverchase Promenade” to be enrolled in the ADERTF.  If Sellers elect not to (or deemed to elect not to) use reasonable efforts to cause the Property known as “Riverchase Promenade” to be enrolled in the ADERTF, then Buyer may terminate this Agreement in accordance with Section 7.2(c) by delivering written notice of such termination prior to the the Due Diligence Expiration Time. If the Sellers send such notice to Buyer on the ADERTF electing to use reasonable efforts to cause the Property known as “Riverchase Promenade” to be enrolled in the ADERTF, then the Sellers shall, or shall authorize and direct DDR to, use commercially reasonable efforts to cause the Property known as “Riverchase Promenade” to be enrolled in the ADERTF, including the submission of the required notification of election coverage forms and enrollment forms.  Without limiting the generality of Section 3.6(b) below, Buyer shall pay all costs associated with enrolling the Property known as “Riverchase Promenade” the ADERTF at the time such costs are to paid (i.e., Sellers shall not be obligated to pay such costs first and then seek reimbursement from Buyer).

(c)      The Sellers shall, or shall authorize and direct DDR to, use commercially reasonable efforts to cause all roof warranties to be assigned to Buyer and to satisfy the technical requirements which may be a condition to the assignment of such warranties.

(d)      In the event Buyer elects to pursue a Loan Assumption of the existing Third Party Loan related to the Property known as “Riverchase Promenade” (the “Riverchase Promenade Loan”) by the applicable Assumed Loan Property Purchaser, Seller shall and shall authorize and direct DDR to use commercially reasonable efforts to cooperate with Buyer in connection with such assumption of the Riverchase Promenade Loan.  In no event shall obtaining a Loan Assumption Consent with respect to the Riverchase Promenade Loan be a condition precedent to Buyer’s obligation to consummate the transactions under this Agreement.  Buyer shall be responsible for 100% of any Loan Assumption Costs related to the an assumption of the Riverchase Promenade Loan.

(e)      The Sellers’ obligations to “reasonably cooperate with the Buyer”, “use reasonable efforts” or other like undertakings in this Section 3.6 shall not require the Sellers to incur any out-of-pocket cost, expense or liability and if the Buyer fails to obtain financing or any of the other actions, consents or other results referenced in this Section 3.6 for any reason, such failure shall have no effect on the rights, obligations and liabilities of Sellers and the Buyer under this Agreement or be considered to be a default by the Sellers under this Agreement so long as Sellers have satisfied the foregoing cooperation obligations in all material respects. The foregoing cooperation by the Sellers shall be at the Buyer’s sole cost and expense, and the Buyer shall promptly reimburse the Sellers for any reasonable out-of-pocket, third-party costs incurred in performing their obligations under this Section 3.6 within five (5) Business Days after Sellers notify Buyer of such costs in writing.  Buyer’s obligation to pay such costs shall survive the termination of this Agreement.  In no event shall any damage or destruction caused to any Property by the Buyer, its representatives, any potential lender or any agent of any such potential lender in the exercise of the rights granted pursuant to this Section 3.6 give rise to any rights or remedies of the Buyer hereunder, and the Buyer shall promptly reimburse the Sellers for any reasonable out-of-pocket, third-party costs incurred by the Sellers in order to repair any such damage or destruction.

Section 3.7                      Representations and Warranties of DDR as to the Assets.  Subject to Section 3.8 and Section 5.3(e), DDR hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows (said representations and warranties, the “DDR Representations”):

(a)      Material Contracts.  To DDR’s Knowledge, all Material Contracts to which DDR or its affiliates is a party and affecting the Assets are set forth on Schedule 3.7(a) attached hereto and the same have not been amended, supplemented or otherwise modified, except as shown in such Schedule 3.7(a).  To DDR’s Knowledge, such Material Contracts contain the entire agreement between DDR or its affiliates and the contract vendors and lessors named therein. To DDR’s Knowledge, each Material Contract is in full force and effect.  DDR has not, on behalf of such Seller, given or received any written notice of any breach or default under any Material Contract which has not been cured. To DDR’s Knowledge, no party is in default of any of its obligations under such Material Contracts.  To DDR’s Knowledge, DDR has delivered or made available to the Buyer true and complete copies of all of such Material Contracts.

(b)      Space Leases.  True and complete copies of all Space Leases, as listed on Schedule 3.7(b)-7, for all or any portion of each Seller’s Property have been delivered or made available to the Buyer.  Such Space Leases (i) constitute all of the leases as of the date of this Agreement relating to the Properties under which the relevant Seller is the holder of the landlord’s interest, (ii) such Space Leases have not been amended, supplemented or otherwise modified except such amendments, supplements and modification as have been provided to the Buyer, and (iii) contain the entire agreement between the relevant landlord and the Tenants named therein (or their successors in interest).  To DDR’s Knowledge, except as set forth in Schedule 3.7(b)-1, Fixed Rent and Additional Rent are currently being collected under such Space Leases without offset, counterclaim or deduction.  To DDR’s Knowledge, except as set forth on Schedule 3.7(b)-2, all tenant improvements and other construction work to be performed by each Seller under the Space Leases have been completed.  To DDR’s Knowledge, except as set forth on Schedule 3.7(b)-3, there are no outstanding tenant inducement costs with respect to the Space Leases of such Seller’s Assets or any renewal thereof which have not been paid in full by the Sellers.  No party has any purchase option, right of first refusal, right of first offer or similar right under the Space Leases, in each case that grants to a third-party the right to purchase all or a portion of the Properties under the Space Leases (collectively, “Space Lease Options”), except as set forth in Schedule 3.7(b)-4 with respect to Space Lease Options relating to the purchase of all or a portion of the Properties.  Except as set forth on Schedule 3.7(b)-5, DDR has received no written notice of a default by any Seller, as landlord, nor has DDR provided written notice of default to a Tenant, under each Space Lease.   Except as set forth on Schedule 3.7(b)-6, to DDR’s Knowledge there exists no material default (disregarding any notification requirement with respect to such material default) by a Seller, as landlord under the relevant Space Lease, or, to DDR’s Knowledge, the Tenant, under each applicable Space Lease.

(c)      Options.  To DDR’s Knowledge, except for the Space Lease Options and the DDR Options, no Seller nor any affiliate of any Seller has granted any options, rights of first refusal or rights of first offer or similar rights with respect to the Property, in each case that grants to a third-party the right to purchase all or a portion of the Properties.

(d)      Brokerage Commissions.  To DDR’s Knowledge, there are no brokerage commissions, tenant inducement costs or finders’ fees payable by Sellers with respect to the leasing of any Asset, other than those set forth on Schedule 3.7(d) attached hereto and neither the Sellers nor DDR has any agreement with any broker with respect to the leasing of any Asset except as set forth in Schedule 3.7(d).

(e)      Property Litigation. Except as set forth on Schedule 3.7(e), there are no actions, suits or proceedings pending against or affecting Sellers in any court or before or by an arbitration tribunal or regulatory commission, department or agency, which, if adversely determined, would materially adversely affect (i) the ownership of an Asset, or (ii) the operation of a Property.

(f)      Compliance with Law.  Except as set forth on Schedule 3.7(f), DDR has not received any written notice of a material violation of any Applicable Laws with respect to the Properties which has not been cured or dismissed.

(g)      Licenses and Permits.

(i)             DDR has not received any written notice from any Governmental Authority or other Person of (1) any violation, non-renewal, suspension or revocation of any of the licenses, permits, approvals, qualifications and the like with respect to the Properties (the “Licenses and Permits”) that has not been dismissed or cured, or (2) any failure by any Seller to obtain any Licenses and Permits required for the use, occupancy or operation of such Seller’s Property that has not been dismissed or cured.

(ii)            To DDRs Knowledge, valid and subsisting certificates of occupancy are in effect with respect to each Property and the operation of each Property.  DDR has not received written notice that any uses being made of the improvements at any Seller’s Property that are in violation of certificates of occupancy.

(h)      Taxes.  To DDR’s Knowledge, except as set forth on Schedule 3.2(h), (i) no Seller is a party to any action or proceeding to abate any real property taxes, (ii) there is no proceeding by any Governmental Authority for enforcement of collection of such taxes against Sellers, and (iii) DDR has not received any written notice of a special tax or assessment to be levied against the Properties after the date hereof.

(i)       Environmental Matters.  Schedule 3.7(i) sets forth a list of the most recent environmental assessments, reports and studies relating to the Properties received by DDR (the “DDR Environmental Reports”), and, to DDR's Knowledge, Schedule 3.7(i) sets forth a true, correct and complete list of the DDR Environmental Reports, and DDR has made available to the Buyer a true and complete copy of the DDR Environmental Reports.  Except as disclosed in the DDR Environmental Reports, DDR has not received any written notice from any Governmental Authority or other Person of any Environmental Claims, Environmental Liabilities or violations of any Environmental Laws with respect to any of the Sellers’ Properties.  To DDR’ Knowledge, except as disclosed in the DDR Environmental Reports, there has been no material violation of any Environmental Laws at or relating to any of the Properties.

(j)       Insurance.  Schedule 3.7(j) sets forth a true, correct and complete list of all insurance coverage maintained by Sellers as of the date of this Agreement in connection with the Properties and the operation thereof; provided, however, that Sellers shall have the right to replace such insurance pursuant to Section 3.3(a).  All such insurance coverage is in full force and effect (with no overdue premiums) in the amounts set forth on Schedule 3.7(j).

(k)      Security Deposits. Attached hereto as Schedule 3.7(k) is a true and complete list of the security deposits (whether in the form of cash, letter of credit or otherwise) under the Space Leases being held by the Sellers or DDR, as agent for Sellers.

(l)       Rent Rolls; Delinquency Report.  The rent rolls with respect to the Properties as of the date of this Agreement or as of the date set forth on such rent rolls are attached hereto as Schedule 3.7(l)-1, and are true, correct and complete, in all material respects except as otherwise described on Schedule 3.7(l)-1.  Attached hereto as Schedule 3.7(l)-2 is a true and complete report setting forth, as of the date of this Agreement or as of the date set forth on such delinquency reports, all arrearages in excess of thirty (30) days under the Space Leases.

(m)     REAs.  DDR has not received any written notice alleging any material defaults by the Sellers under any REAs which remain uncured.

(n)      Additional/Adjacent Land.  To DDR’s Knowledge, there are no parcels of vacant or undeveloped land that are adjacent, contiguous or within a reasonable minor distance of any Property (which parcels do not constitute a part of the Property that is the subject of this transaction) that are (i) currently being utilized by a Tenant pursuant to a right in an existing Space Lease or (ii) otherwise owned by Seller or any affiliate of Seller (excluding DDR).

Section 3.8                      Updates to Representations and Warranties; Buyer’s Knowledge.

(a)      From the date hereof until the Closing Date, Sellers and DDR shall have the right from time to time disclose to the Buyer in writing any inaccuracies or variances with respect to the Seller General Representations, Seller Property Representations and the DDR Representations in the form of an update or modification to the applicable disclosure schedules in a “blackline comparison” or other manner which clearly identifies the specific inaccuracy or variance (each a “Representation Update”).  Within ten (10) Business Days after delivery of the Representation Update, or if delivered less than ten (10) Business Days prior the Closing Date, at any time up to and including the Closing Date (said period, the “Required Representation Update Response Period”), the Buyer shall provide the Seller and DDR with written notice (each, a “Representation Update Response Notice”) if, the Buyer claims in the Buyer’s good faith judgment, that (i) such Representation Update is reasonably expected to result in any Losses and Buyer’s reasonable estimation of such Losses, and (ii) such Representation Update (when taken together with the inaccuracies or variances of all prior Representation Updates delivered pursuant this Section 3.8) would reasonably be expected to result in the failure of the closing condition set forth in Section 5.2(a) or 5.2(b).  If Buyer fails to deliver a Representation Update Response Notice within the applicable Required Representation Update Response Period, then the applicable Seller General Representations, Seller Property Representations and DDR Representations shall be deemed reformed by the Representation Update and Buyer shall not be entitled to claim any Losses with respect to such Representation Update.   Notwithstanding anything to the contrary contained herein, any Losses arising from a Representation Update for which Buyer has delivered a Representation Update Response Notice within the applicable Required Representation Update Response Period shall be included in Losses for purposes of Section 5.2(a) and (b).

(b)      If on the Effective Date, Seller’s General Representations, Seller’s Property Representations and/or DDR’s Representations are inaccurate, untrue or incorrect in any way to Buyer’s Knowledge, then such representations and warranties shall be deemed modified to reflect such knowledge and the Buyer shall not have any claim (whether for indemnification or with respect to Section 5.2(a) or Section 5.2(b)) against the Seller or DDR, as applicable, for such variance or inaccuracy (provided that such variance or inaccuracy was not the result of a knowing and intentional misrepresentation when made).  If on the Closing Date, the Seller’s General Representations, the Seller’s Property Representations, the DDR Representations and/or a Representation Update are inaccurate, untrue or incorrect in any way to Buyer’s Knowledge and the Closing occurs, then Buyer shall not have any claim (whether for indemnification or otherwise) against the Seller or DDR, as applicable, for such variance or inaccuracy (provided that such variance or inaccuracy was not the result of a knowing and intentional misrepresentation when made).

Section 3.9                      Schedules.  Any information disclosed in a specific schedule attached hereto and referenced to a specific section or subsection hereof shall be deemed disclosed against the representations and warranties contained in each other section or subsection to the extent that it is reasonably apparent that such disclosure is relevant to such other section or subsection.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER

Section 4.1                      Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows (the “Buyer Representations”):

(a)      Formation; Existence.  It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)      Power; Authority.  It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement, the purchase of the Assets and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of the Buyer.  This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)      No Consents.  No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d)      No Conflicts.  The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Assets, will not (a) conflict with or result in any violation of its organizational documents, (b) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (c) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e)      Financial Capacity of the Buyer.  As of the Closing, the Buyer shall have the financial capacity to pay the Balance of the Purchase Price and complete the transactions contemplated by this Agreement.

(f)       Bankruptcy.  No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, relating to the Buyer or Deposit Guarantor is pending, or, to the Buyer’s Knowledge, is being threatened in writing against the Buyer or the Deposit Guarantor by any Person.

Section 4.2                      Covenants of the Buyer. The Buyer covenants and agrees as follows:

(a)      The Buyer shall use commercially reasonable efforts to submit complete application packages to all Assumed Loan Lender Parties for the Loan Assumptions within ten (10) Business Days following the date that form application packages are provided to the Buyer after the Due Diligence Expiration Time;

(b)      The Buyer shall as soon as reasonably practical supply to the Assumed Loan Lender Parties (i) all financial information with respect to Assumed Loan Property Purchaser, and its direct and indirect owners, as may be reasonably requested by the Assumed Loan Lender Parties, (ii) documentation, supporting information and other items required by the Assumed Loan Documents or otherwise reasonably requested or reasonably required by the Assumed Loan Lender Parties in connection with each Loan Assumption, (iii) at the Closing, evidence that the applicable Assumed Loan Property Purchasers are special purpose entities, to the extent required by the Assumed Loan Documents, and (iv) at the Closing, to the extent required by the Assumed Loan Lender Parties, opinions of counsel with respect to the valid formation, due authority and good standing of the applicable Assumed Loan Property Purchasers, the enforceability of the Loan Assumption Documents, non-consolidation matters and such other matters reasonably requested by the Assumed Loan Lender Parties;

(c)      The Buyer shall continually make all commercially reasonable efforts to consummate all Loan Assumptions with the applicable Sellers and the applicable Assumed Loan Lender Parties;

(d)      Without limiting the generality of the foregoing, the Buyer shall (i) offer to the applicable Assumed Loan Lender Parties the applicable Assumed Loan Property Purchaser as the new borrower and assignee of the borrower’s obligations under the Disclosed Assumed Loan Documents and shall offer such replacement guarantors, indemnitors and other parties to the existing Disclosed Assumed Loan Documents for the Assumed Loan Properties, as more particularly set forth on Schedule 4.2(d)(i); (ii) replace on the Closing Date all existing guarantees, environmental indemnities, and other like indemnities, guarantees and/or credit support set forth in the Disclosed Assumed Loan Documents with respect to matters arising from and after the Closing Date; provided that such replacement guarantees are not recourse as a result of the assumption of the Disclosed Assumed Loan Documents resulting in a default under the Disclosed Assumed Loan Documents or events occurring prior to the Closing Date; (iii) use commercially reasonable efforts to perform and satisfy all other assumption requirements and conditions specified in the Disclosed Assumed Loan Documents or otherwise reasonably imposed by the Assumed Loan Lender Parties, including, without limitation, the requirements and conditions set forth in the Disclosed Assumed Loan Documents and the requirements and conditions set forth in Schedule 4.2(d)(iii); and (iv) provide such reserves as expressly required by the terms of the existing Disclosed Assumed Loan Documents and such other reserves more particularly described on Schedule 4.2(d)(iii) (the “Agreed-Upon Reserves”);

(e)      The Buyer shall use commercially reasonable efforts to keep the Sellers reasonably  informed of the progress of obtaining the Loan Assumptions, including using commercially reasonable efforts to provide the Sellers status updates from time to time upon the Sellers’ reasonable request, deliver to the Sellers copies of draft Loan Assumption Documents received from the Assumed Loan Lender Parties and provide the Sellers with notice of, and an opportunity to participate in, scheduled material conversations with the Assumed Loan Lender Parties.  The Buyer shall also provide the Sellers with written notice of any requirements or conditions for the Loan Assumptions that the Buyer cannot satisfy, in which case the Sellers shall have the right, but not the obligation, at its election to satisfy such requirements or conditions.

(f)      Except for changes that are substantially consistent with the matters set forth in Schedule 4.2(f), the Buyer shall not request any material changes or any changes that are not commercially reasonably necessary to evidence the Loan Assumption, provided that in the event Buyer does make such requests it shall have the right to retract such requests in the event of disapproval by the Assumed Loan Lender Parties.

(g)      Notwithstanding anything to the contrary contained herein, the Buyer shall not be obligated to do any of the following in order to obtain the Loan Assumption Consent: (i) repay any portion of the Assumed Loans, (ii) fund any reserves other than the Agreed-Upon Reserves, (iii) provide any guarantee with respect to the Assumed Loans, other than the replacement of existing guarantees, environmental indemnities, and other like indemnities or guarantees in accordance with Section 4.2(d) above, (iv) otherwise amend the Assumed Loans to increase the obligations or reduce the rights of the borrower and the guarantors thereunder other than to a de minimis extent, (v) assume any Assumed Loan Document that is not a Disclosed Assumed Loan Document or (vi) assume any Assumed Loan that is in default on the Closing Date if the Assumed Loan Property Purchaser or its affiliates would be liable for such default from and after the Closing Date or such default would otherwise be binding upon the Assumed Loan Property Purchaser from and after the Closing Date.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.1                      Conditions Precedent to the Sellers’ Obligations.  The obligation of the Sellers to consummate the transfer of the Assets to the Buyer on the Closing Date is subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:

(a)      Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (not giving any effect to any “material” or “material adverse effect” or other similar qualifiers contained therein), except where the failures of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Loss to the Sellers in excess of $5,000,000;

(b)      There exists no continuing Buyer Event of Default as of the Closing Date;

(c)      The Sellers shall have received all of the documents required to be delivered by the Buyer under Article VI;

(d)      The Sellers shall have received the Balance of the Purchase Price in accordance with Section 2.2(c) and all other amounts due to the Sellers hereunder;

(e)      All transactions set forth in the DDR Letter Agreement have been consummated (or simultaneously with Closing, will be consummated) in accordance with the DDR Letter Agreement, and DDR and each of its affiliates has performed its obligations under the DDR Letter Agreement in all material respects.

(f)       No order or injunction of any Governmental Authority shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby; and

(g)      The Loan Assumption Consents and the Loan Assumption Documents with respect to the Assumed Loan Properties shall have been executed by the Buyer (and the applicable affiliates of the Buyer) and the applicable Assumed Loan Lender Parties in form and substance reasonably satisfactory to the Sellers.

Section 5.2                      Conditions Precedent to the Buyer’s Obligations.  The obligation of the Buyer to purchase and pay for the Assets is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

(a)      Each of the Seller General Representations and Seller Property Representations shall be true and correct in all respects when made and on and as of the Closing Date as though such Seller General Representations and Seller Property Representations were made on and as of the Closing Date (not giving any effect to any “material” or “material adverse effect” or other similar qualifiers contained therein), except where the failures of the Seller General Representations and Seller Property Representations to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Loss (as determined in accordance with Section 11.8 below) to the Buyer in excess of $5,000,000;

(b)      Each of the DDR Representations shall be true and correct in all respects when made and on and as of the Closing Date as though such DDR Representations were made on and as of the Closing Date (not giving any effect to any “material” or “material adverse effect” or other similar qualifiers contained therein), except where the failures of the DDR Representations to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Loss (as determined in accordance with Section 11.8 below) to the Buyer in excess of $5,000,000;

(c)      There exists no continuing Seller Event of Default as of the Closing Date;

(d)      No order or injunction of any Governmental Authority shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby;

(e)      Title to all of the Properties shall be delivered to the Buyer in the manner required under Section 8.1;

(f)       The Buyer shall have received all of the documents required to be delivered by the Sellers under Article VI and the Title Companies shall be irrevocably committed to issue the Title Policies (subject only to the payment by the Buyer of the applicable title insurance premiums and other related charges);

(g)      The Buyer shall have received the Tenant Estoppels required pursuant to Section 3.4; and

(h)      Subject to the Buyer timely and fully performing its covenants under Section 4.2, the Buyer shall have obtained the Loan Assumption Consents and the Loan Assumption Documents shall have been executed by the Assumed Loan Lender Parties in form and substance reasonably satisfactory to the Buyer.

Section 5.3                      Conditions Generally.

(a)      The conditions Section 5.1 and Section 5.2 are for the benefit only of the Sellers and the Buyer, respectively, and such party may, in its sole discretion, waive any or all of such conditions in writing and close title under this Agreement without any increase in, abatement of or credit against the Purchase Price and in which case, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of the other party for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing as a result of a Representation Update.

(b)      The Sellers shall have the right to terminate this Agreement by written notice to the Buyer in the event any of the conditions set forth in Section 5.1 are not satisfied as of the Closing Date.

(c)      The Buyer shall have the right to terminate this Agreement by written notice to Sellers in the event any of the conditions set forth in Section 5.2 are not satisfied as of the Closing Date.

(d)      If this Agreement is terminated by (1) the Buyer due to the failure of any of the conditions set forth in Section 5.2 (except to the extent there exists a Seller Event of Default, in which case Section 13.2 shall govern) or (2) by the Sellers due to the failure of any of the conditions set forth in Section 5.1 (except to the extent there exists a Buyer Event of Default, in which case Section 13.1 shall govern), then the Cash Deposit shall be promptly (but in no event more than five (5) Business Days after such termination) returned to the Buyer, the Guaranty shall automatically terminate and the parties shall have no further obligations  one to the other, except to the extent the same expressly survive such termination.  In addition to terminating this Agreement and the Guaranty and receiving the Cash Deposit, if this Agreement is terminated as a result of Section 5.2(a) or 5.2(b), then the Buyer can seek reimbursement of its reasonable actual out-of-pocket expenses incurred in conducting due diligence activities and pursuing the transactions contemplated hereunder (including any payments or reimbursements made by Buyer hereunder and costs incurred in connection with the pursuit of new financing and the Loan Assumptions) (not to exceed the Buyer Expense Reimbursement Cap) from Sellers and DDR, such reimbursement to be paid by Sellers and DDR in proportion to the Losses for which the Buyer terminated (such proportion to be determined in accordance with the Losses attributed to Sellers and DDR pursuant to Section 11.8 below).  For the avoidance of doubt, in no event will the Buyer be entitled to receive more than the Buyer Expense Reimbursement Cap as reimbursement of its reasonable actual out-of-pocket expenses incurred in conducting due diligence activities and pursuing the transactions contemplated hereunder (including any payments or reimbursements made by Buyer hereunder and costs incurred in connection with the pursuit of new financing and the Loan Assumptions).

(e)      The Buyer acknowledges and agrees that the Seller General Representations, the Seller Property Representations and the DDR Representations as set forth in this Agreement are, by their nature, made as of the date of this Agreement.  To the extent that any such facts or circumstances change after the date hereof in connection with the Sellers or DDR making the Seller General Representations, the Seller Property Representations and the DDR Representations, as the case may be, as of the Closing Date due to any of the following shall not be factored into determining whether the closing conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied, so long as the Seller General Representations, Seller Property Representations and DDR Representations, as the case may be, were true and correct in all material respects as of the Effective Date:

(i)             changes in circumstances or status of tenants under Space Leases occurring after the Effective Date (e.g., tenant defaults, bankruptcies, or other adverse matters relating to a tenant or any termination of any Lease by the applicable tenant) other than as a result of (1) any landlord default thereunder or (2) a termination or surrender agreed to by any of the Sellers in violation of Section 3.3 occurring after the Effective Date;

(ii)            changes to the disclosure schedules in accordance with Section 3.3(d) to reflect any New Leases which the Buyer has approved or is deemed to have approved pursuant to the provisions of Section 3.3;

(iii)           updates to the information set forth in the rent rolls and any changes thereto or to any other exhibit or schedule to this Agreement arising after the Effective Date as a result of the matters set forth in clauses (i) and (ii) of this Section 5.3(e);

(iv)           updates to the information set forth in the delinquency reports with respect to matters occurring after the Effective Date;

(v)            changes to the schedule of litigation set forth on Schedule 3.2(e) or Schedule 3.7(e) with respect to any litigation commenced after the Effective Date and any threatened litigation of which the Sellers or DDR, as applicable, first obtained knowledge after the Effective Date;

(vi)           the commencement of any condemnation proceeding against the Properties after the Effective Date (which matters shall be governed by the provisions of Article IX);

(vii)          the occurrence of any casualty at any of the Properties after the Effective Date (which matters shall be governed by the provisions of Article IX);

(viii)         any notices of special taxes or assessment to be levied or assessed with respect to any Property received by any of the Sellers or DDR, as applicable, after the Effective Date;

(ix)           any notices of non-compliance of, or default under, any Applicable Laws, Ground Leases, Space Leases, REAs, Contracts or the Assumed Loan Documents with respect to the Properties which notices are received after the Effective Date by any of the Sellers or DDR, as applicable, which result from actions which are expressly permitted by this Agreement or are consented to or deemed consented to by Buyer after the Effective Date in accordance with Section 3.3 of this Agreement;

(x)            any notices of non-compliance of, or default under, any Applicable Laws with respect to the Properties which notices are received after the Effective Date by any of the Sellers or DDR, as applicable, which result from the physical condition of the Properties as of the Effective Date; and

(xi)           any other actions taken by Sellers or DDR that are expressly permitted by this Agreement or otherwise consented to or deemed consented to by Buyer after the Effective Date in accordance with Section 3.3 of this Agreement.

ARTICLE VI

CLOSING DELIVERIES

Section 6.1                      Buyer Deliveries.  The Buyer shall deliver the following documents at Closing:

(a)      with respect to each Owned Property and Leased Property:

(i)             an assignment and assumption of landlord’s interest in the Space Leases (an “Assignment of Leases”) duly executed by the Buyer in substantially the form of Exhibit D hereto;

(ii)            an assignment and assumption of the Assumed Contracts (an “Assignment of Contracts”) duly executed by the Buyer in substantially the form of Exhibit E hereto; and

(iii)           a notice letter to each Tenant (the “Tenant Notices”) duly executed by the Buyer, in the form of Exhibit F attached hereto.

(b)      with respect to each Leased Property, an assignment and assumption of each Ground Lease (the “Ground Lease Assignment”) duly executed by the Buyer in substantially the form of Exhibit G hereto;

(c)      with respect to the Assumed Loans, the Loan Assumption Documents; and

(d)      with respect to the transactions contemplated hereunder:

(i)             such other assignments, instruments of transfer, and other documents as the Sellers may reasonably require in order to complete the transactions contemplated hereunder;

(ii)            a duly executed and sworn Secretary’s Certificate from the Buyer  certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(iii)           an executed and acknowledged Incumbency Certificate from the Buyer certifying the authority of the officers of the Buyer (or the general partner of the Buyer, where appropriate) to execute this Agreement and the other documents delivered by the Buyer to the Sellers at the Closing;

(iv)           all transfer tax returns, to the extent required by Applicable Law which are required to be filed by the transferee of such property, in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement;

(v)            an executed closing statement approved by the Sellers and the Buyer; and

(vi)           a closing certificate in the form of Exhibit L hereto; and

(e)      with respect to Midway Marketplace, an assignment and assumption agreement of the Development Agreement and Shortfall Agreement (each as more particularly described on Schedule 6.1(e) (the “TIF Related Assignments”) duly executed by the applicable Buyer Affiliate Acquiror; and

(f)       the Escrow Holdback Agreement, duly executed by the Buyer.

Section 6.2                      Seller Deliveries.The Sellers shall deliver the following documents at Closing:

(a)      with respect to each Owned Property, a deed in substantially the form of Exhibit H hereto with respect to each applicable state, duly executed by the relevant Seller;

(b)      with respect to each Leased Property, a Ground Lease Assignment with respect to each Ground Lease duly executed by the relevant Seller;

(c)      with respect to each Owned Property and Leased Property:

(i)             an Assignment of Leases duly executed by the relevant Seller;

(ii)            a bill of sale (a “Bill of Sale”) duly executed by the relevant Seller in substantially the form of Exhibit I hereto;

(iii)           an Assignment of Contracts duly executed by the relevant Seller;

(iv)           an assignment of all other Asset Related Property in the form of Exhibit J attached hereto; and

(v)            the Tenant Notices duly executed by the relevant Seller.

(d)      with respect to the transactions contemplated hereunder:

(i)             such other assignments, instruments of transfer, and other documents as the Buyer may reasonably require in order to complete the transactions contemplated hereunder;

(ii)            a duly executed and sworn Secretary’s Certificate from each Seller (or the general partners of such Seller, where appropriate) certifying that such Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(iii)           an executed and acknowledged Incumbency Certificate from each Seller (or the general partners of such Seller, where appropriate) certifying the authority of the officers of such Seller (or the general partner of such Seller, where appropriate) to execute this Agreement and the other documents delivered by such Seller to the Buyer at the Closing;

(iv)           all transfer tax returns which are required by Applicable Law (other than those required to be filed by the transferee of such property) in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement;

(v)            an affidavit that the relevant Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit K hereto;

(vi)           an executed closing statement approved by the Sellers and the Buyer; and

(vii)          a closing certificate in the form of Exhibit L hereto;

(e)      the TIF Related Assignments duly executed by the relevant Seller; and

(f)       the Escrow Holdback Agreement, duly executed by the Sellers.

Section 6.3                      Non-Assignment Asset-Related Property.  In the event any Asset-Related Property is not assignable (such as a letter of credit that is not transferable), the Sellers shall use commercially reasonable efforts to provide the Buyer, at no cost to the Sellers, with the economic benefits of such property by enforcing such property (solely at the Buyer’s direction) for the benefit and at the expense of the Buyer.

ARTICLE VII

INSPECTION

Section 7.1                      General Right of Inspection.  Prior to Closing, the Buyer and its agents shall have the right to inspect each Property during business hours on Business Days, including the right to interview the Tenants under Space Leases; provided that (a) the Buyer shall first give the Sellers reasonable advance written notification of its intention to conduct any such inspection or interview, (b) the Buyer shall permit a representative of the Sellers to accompany the Buyer and/or its agents during any such inspection or interview, and (c) such inspection or interview shall not unreasonably impede the normal day-to-day business operation of such Property.  The Buyer’s right of inspection of each Property shall be subject to the rights of Tenants and the terms and provisions of the Space Leases and the Ground Leases.  The Sellers authorize and direct DDR to (i) cooperate with the Buyer through the Closing Date or earlier termination of this Agreement, and (ii) to make available or provide to the Buyer copies of all studies, leases, ground leases, reciprocal easement agreements, contracts, loan documents, surveys, historical operating statements, operating budgets, billing statements and other financial information, environmental and physical condition reports, zoning reports, material landlord/tenant disputes and material litigation in DDR’s possession or control related to the Properties, excluding, however, any internal financial analysis or other like confidential information of Sellers.  The Buyer may not conduct any intrusive physical testing of the Properties without Sellers’ prior written approval, which approval may be withheld or conditioned in Sellers’ sole and absolute discretion. The Buyer hereby indemnifies and agrees to defend and hold the Sellers and the Seller-Related Entities, harmless from all losses, costs (including, without limitation, reasonable attorneys’ fees), claims and damages arising in connection with or from any such inspection by the Buyer or its agents, representatives, employees, contractors or prospective lenders.  The Buyer and the Buyer’s agents shall provide the Sellers with certificates of liability insurance naming the Sellers as additional insured and with an insurer and insurance limits and coverage reasonably satisfactory to the Sellers.  The Buyer’s obligation to restore and indemnify under this Section 7.1 shall survive the termination of this Agreement or the Closing for the Survival Period.

Section 7.2                      Due Diligence.

(a)      The Sellers and the Buyer acknowledge that the Buyer has completed its due diligence review of the Properties prior to the date hereof except as it specifically relates to the items set forth on Schedule 7.2 hereof (collectively, “Diligence Matters”) and the Open Schedules.  The Sellers and DDR shall provide Purchaser with Sellers and DDR’s complete versions of the Open Schedules on or prior to January 20, 2012.

(b)      For the period commencing on the date hereof and ending at 5:00 p.m. (Eastern Time) on January 24, 2012 (the “Due Diligence Expiration Time”), the Buyer shall have the right to (i) conduct or cause to be conducted, at the Buyer’s sole cost, risk and expense, the inspections, tests, examinations and studies in connection with the Diligence Matters and to further examine all applicable records relating to the Diligence Matters and (ii) review and approve the Open Schedules, including, without limitation, the review and approval of the Title Affidavit by the Buyer and the Title Companies.  The provisions of Section 7.1 above shall apply to any investigations or inspections to be made by the Buyer.

(c)      On or before the Due Diligence Expiration Time, the Buyer may notify the Sellers in writing that the Buyer objects to (i) any Diligence Matters, including, without limitation, objections to matters set forth in the applicable title reports or the surveys, zoning reports or environmental reports (such objections are herein referred to as “Due Diligence Objections”) or (ii) any of the Open Schedules delivered to Buyer (such objections are herein referred to as “Open Schedule Objections”).  With respect to any Due Diligence Objections, the Sellers may elect by written notice (such notice, a “Seller’s Election”) to the Buyer within ten (10) Business Days after receipt by the Sellers of the Due Diligence Objections (the “Seller Election Response Date”), to either (X) undertake at its expense all necessary actions to cure the Due Diligence Objections, in which event the Sellers shall endeavor to cure such Due Diligence Objections prior to the Closing, or (Y) not to cure such Due Diligence Objections. With respect to any Open Schedule Objections, Sellers may deliver a Seller’s Election to Buyer prior to the Seller Election Response Date to either (X) modify such Open Schedule in a manner acceptable to Buyer to cure the Open Schedule Objections or (Y) not modify the Open Schedule Objections.  If the Sellers do not deliver written notice of Seller’s Election on or before the Seller Election Response Date, then the Sellers shall be deemed to have elected not to cure such Due Diligence Objections or Open Schedule Objections.  If the Sellers elect (or are deemed to have elected) not to cure any Due Diligence Objections or Open Schedule Objections, then the Buyer may elect by written notice delivered to the Sellers within five (5) Business Days following the Seller Election Response Date (the “Buyer Election Response Date”), (1) to terminate this Agreement, in which event the Cash Deposit shall be returned to the Buyer, the Guaranty shall terminate and the parties hereto shall have no further obligations under this Agreement, except for the obligations of this Agreement that expressly survive the termination hereof; or (2) indicate to the Sellers that, notwithstanding the Due Diligence Objections or Open Schedule Objections, the Buyer shall not terminate this Agreement as a result of such Due Diligence Objections or Open Schedule Objections, in which event all Due Diligence Objections and Open Schedule Objections shall be deemed waived and the Buyer shall have no further right to terminate this Agreement  in connection with the Diligence Matters or Open Schedule Objections (other than as otherwise provided herein).  If the Buyer does not deliver written notice of such election on or before the Buyer Election Response Date, then the Buyer shall be deemed to have elected not to terminate this Agreement pursuant to this Section 7.2(c).    If the Buyer does not deliver any Due Diligence Objections or Open Schedule Objections on or before the Due Diligence Expiration Time, then the Buyer shall have no right to terminate this Agreement with respect to the Diligence Matters or Open Schedule Objections (other than as otherwise provided herein).  Notwithstanding the Buyer’s right to deliver Due Diligence Objections or Open Schedule Objections or otherwise disapprove of the Due Diligence Matters or Open Schedules pursuant to this Section 7.2(c), the Buyer expressly waives its right to terminate this Agreement based solely upon a change in the Buyer’s internal investment guidelines resulting in an increase in the rate of return on a proposed investment or the type of investment, and a change in the general market conditions (including capital markets and other external macro events).

(d)      The Buyer acknowledges that the Buyer has completed its due diligence review of the Properties prior to the date hereof (except for the Diligence Matters and the Open Schedules) and the Buyer has no right to terminate this Agreement (except as set forth in Section 7.2(c) above) for any due diligence review of the Properties.  The Buyer has been given a full opportunity to inspect and investigate each and every aspect of the Assets, either independently or through agents of the Buyer’s choosing, including, without limitation, (a) all matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes; (b) the physical condition and aspects of the Assets, including, without limitation, the interior, the exterior, the square footage within the Assets and within each tenant space therein, the structure, the paving, the utilities, and all other physical and functional aspects of the Assets, including, without limitation, an examination for the presence or absence of Hazardous Substances or the existence of any Environmental Liabilities; (c) any easements and/or access rights affecting the Assets; (d) the Space Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay rent; (e) the Contracts and any other documents or agreements affecting the Assets; and (f) all other matters of significance affecting the Assets.

Section 7.3                      Examination; Releases.

(a)      In entering into this Agreement, the Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by any Seller, any partner of any Seller, or any affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent any Seller, with respect to the Assets or any other matter affecting or relating to the transactions contemplated hereby, other than the Seller General Representations, Seller Property Representations and DDR Representations.  The Buyer acknowledges and agrees that, except for the Seller General Representations and the Seller Property Representations, no Seller makes any representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to such Seller’s Assets.  THE BUYER AGREES THAT THE ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) THE BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSETS, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY), WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than the Seller General Representations, Seller Property Representations and DDR Representations.

(b)      WITHOUT LIMITING THE GENERALITY OF SECTION 7.3(A), EXCEPT FOR THE SELLER GENERAL REPRESENTATIONS AND THE SELLER PROPERTY REPRESENTATIONS, EACH SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON (OTHER THAN DDR WITH RESPECT TO THE DDR REPRESENTATIONS) IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO THE BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY THE SELLERS OR RELIED UPON BY THE BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF THE BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (E) ANY CLAIM BY THE BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, (F) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTIES, (G) THE COMPLIANCE OR LACK THEREOF OF THE ASSETS WITH APPLICABLE LAW, (H) WHETHER THE PROPERTIES CONTAIN ASBESTOS, RADON OR ANY HAZARDOUS SUBSTANCES OR HARMFUL OR TOXIC SUBSTANCES, OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME, IF ANY.  FURTHER, TO THE EXTENT THAT THE SELLERS HAVE PROVIDED TO THE BUYER INFORMATION, EXCEPT FOR THE SELLER GENERAL REPRESENTATIONS AND THE SELLER PROPERTY REPRESENTATIONS, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS, METHODOLOGY OF PREPARATION OR OTHERWISE CONCERNING THE CONTENTS OF SUCH INFORMATION.

(c)      WITHOUT LIMITING THE GENERALITY OF SECTION 7.3(A), EXCEPT FOR THE DDR REPRESENTATIONS, DDR SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON (OTHER THAN THE SELLERS WITH RESPECT TO THE SELLER GENERAL REPRESENTATIONS AND THE SELLER PROPERTY REPRESENTATIONS) IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO THE BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY DDR OR RELIED UPON BY THE BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF THE BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (E) ANY CLAIM BY THE BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE ASSETS, (F) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTIES, (G) THE COMPLIANCE OR LACK THEREOF OF THE ASSETS WITH APPLICABLE LAW, (H) WHETHER THE PROPERTIES CONTAIN ASBESTOS, RADON OR ANY HAZARDOUS SUBSTANCES OR HARMFUL OR TOXIC SUBSTANCES, OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME, IF ANY.  FURTHER, TO THE EXTENT THAT DDR HAS PROVIDED TO THE BUYER INFORMATION, EXCEPT FOR THE DDR REPRESENTATIONS, DDR MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS, METHODOLOGY OF PREPARATION OR OTHERWISE CONCERNING THE CONTENTS OF SUCH INFORMATION.

(d)      The Buyer represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that it is relying solely on its own expertise and that of the Buyer’s consultants in purchasing the Assets.  The Buyer acknowledges and agrees that it has had the opportunity to conduct such inspections, investigations and other independent examinations of the Assets and related matters, including, but not limited to, the physical and environmental conditions thereof, prior to the date of this Agreement and will rely upon same and not upon any statements of Sellers or of any officer, director, employee, agent or attorney of Sellers.  The Buyer acknowledges that all information obtained by the Buyer will be obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of such information heretofore or hereafter furnished to the Buyer.  Upon the Closing, the Buyer will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by the Buyer’s inspections and investigations.  Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Assets furnished by any real estate broker, agent, employee, servant or other person.

(e)      Notwithstanding any other provisions contained herein, or in any document or instrument delivered in connection with the transfer contemplated hereby, to the contrary (including, without limitation, any language providing for survival of certain provisions hereof or thereof), the Buyer hereby acknowledges and agrees that (a) prior to Closing, the Buyer’s sole recourse in the event of Seller Event of Default shall be as set forth in Section 13.2 hereof, and (b) the Sellers shall, upon consummation of Closing, be deemed to have satisfied and fulfilled all of Sellers’ covenants, indemnities, and obligations contained in this Agreement and the documents delivered pursuant hereto except for covenants, indemnities and obligations that expressly survive the Closing subject to the limitations set forth in Article XI below, and the Sellers shall have no further liability to the Buyer or otherwise with respect to this Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto, except as expressly provided in Article X and Article XI hereof.

(f)      Except for any claims related to a Seller Indemnity Breach or a DDR Indemnity Breach or as otherwise provided in the express provisions hereof or in any Closing Document, the Buyer, for itself, its successors and assigns, hereby waives and releases the Seller Parties from any present or future claims at law or in equity, whether known or unknown, foreseeable or otherwise, arising from or relating to, the Assets, this Agreement or the transactions contemplated hereby, including, without limitation, any Environmental Liabilities.

(g)      THE BUYER, WITH THE BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.  THE BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT THE SELLERS WOULD NOT HAVE AGREED TO SELL THE ASSETS TO THE BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.  THE TERMS AND CONDITIONS OF THIS SECTION 7.3 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND WILL NOT BE MERGED INTO THE DEED.

ARTICLE VIII

TITLE AND PERMITTED EXCEPTIONS

Section 8.1                      Permitted Exceptions.  Each Property shall be sold and is to be conveyed, and the Buyer agrees to purchase such Property, subject only to the Permitted Exceptions with respect to such Property.

Section 8.2                      Title Report.  The Buyer is solely responsible for obtaining any updated title commitments, surveys, or any other title related matters the Buyer desires with respect to the Properties.  Except as expressly permitted pursuant to Section 7.2(c) above, the Buyer shall not have the right to object to any such matters except for Required Removal Exceptions, Voluntary Title Exceptions, Monetary Title Exceptions and other exceptions which do not constitute Permitted Exceptions.

Section 8.3                      Use of Balance of the Purchase Price to Discharge Title Exceptions.  If, at the Closing, there are any title exceptions applicable to a Property which are not Permitted Exceptions for such Property and which the Sellers are obligated by this Agreement or elect to pay and discharge, then the Sellers, at its sole and absolute discretion, may use any portion of the Balance of the Purchase Price to satisfy the same, provided that the Sellers shall have delivered to the Buyer at the Closing instruments in form sufficient to satisfy such title exceptions of record, together with the cost of any applicable recording or filing fees or such other evidence the Title Company shall deem necessary for the Title Company to remove such exception from the Title Policy.  The existence of any such liens or encumbrances shall not be deemed objections to title.

Section 8.4                      Inability to Convey.  Except as expressly set forth in Section 8.6, nothing contained in this Agreement shall be deemed to require the Sellers to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall the Buyer have any right of action against the Sellers, at law or in equity, for the Seller’s inability to convey title to the Properties subject only to the Permitted Exceptions.

Section 8.5                      Intentionally Deleted.

Section 8.6                      Required Removal Exceptions; Voluntary Title Exceptions; Monetary Title Exceptions.  The Sellers shall cure or cause to be cured the Required Removal Exceptions by obtaining releases, expending money or providing the Title Affidavit, as applicable.  If after the expiration of Due Diligence Expiration Time and the resolution of the Due Diligence Objections in accordance with Section 7.2(c), the Buyer shall become aware of any Voluntary Title Exceptions or Monetary Title Exceptions, then the Buyer shall promptly notify the Sellers thereof, which notice shall describe in reasonable detail the Voluntary Title Exceptions(s) or Monetary Title Exceptions and the Property at issue.  For the avoidance of doubt, in no event will any Required Removal Exceptions or any Permitted Exceptions be considered Voluntary Title Exceptions or Monetary Title Exceptions.  The Sellers shall be obligated to discharge all Voluntary Title Exceptions and any Monetary Title Exceptions, prior to Closing; provided, however, that the maximum amount which the Sellers shall be required to expend in the aggregate in connection with the removal of such Monetary Title Exceptions shall be $5,000,000 and provided that such Monetary Title Exceptions do not exceed $5,000,000, Buyer shall be obligated to Close in accordance with the terms of this Agreement even if such Monetary Title Exceptions remain at Closing so long as Buyer receives a closing credit in an amount equal to the amount reasonably required to remove such remaining Monetary Title Exceptions.  The Sellers, at the Sellers’ option, shall be entitled to one or more adjournments of the Closing Date not to exceed thirty (30) days in the aggregate to discharge all Voluntary Title Exceptions and such Monetary Title Exceptions.

Section 8.7                      The Buyer’s Right to Accept Title. Notwithstanding the foregoing provisions of this Article VIII, the Buyer may, by notice given to the Sellers at any time prior to the Closing Date (as it may have been adjourned by the Sellers pursuant to this Article VIII), elect to accept such title as the Sellers can convey, notwithstanding the existence of any Voluntary Title Exceptions which are not Permitted Exceptions.  In such event, this Agreement shall remain in effect and the parties shall proceed to Closing, but the Buyer shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against the Sellers for damages or otherwise by reason of the existence of any Voluntary Title Exceptions which are not Permitted Exceptions.

Section 8.8                      Cooperation.  The Buyer and the Sellers shall cooperate with the Title Company in connection with obtaining title insurance insuring title to each Property subject only to the relevant Permitted Exceptions.  In furtherance and not in limitation of the foregoing, at or prior to the Closing, the Buyer and the Sellers shall deliver to the Title Company such affidavits, certificates and other instruments as are reasonably requested by the Title Company and customarily furnished in connection with the issuance of owner’s policies of title insurance, including, without limitation, (i) evidence sufficient to establish (x) the legal existence of the Buyer and the Sellers and (y) the authority of the respective signatories of the Sellers and the Buyer to bind the Sellers and the Buyer, as the case may be, (ii) a certificate of good standing of each Seller, (iii) the Sellers’ delivery of the Title Affidavit, and (iv) where applicable and required by Applicable Law, a partnership or limited liability company affidavit in accordance with applicable statutes of the State of Florida. Further, upon Buyer’s written request, Sellers shall direct DDR to deliver a survey affidavit with respect to the Properties set forth on Schedule 8.8.

Section 8.9                      Rights of First Refusal.  The Buyer acknowledges that all or certain portions of certain of the Properties are subject to the rights of first refusal or first offer set forth on Schedule 8.9-1 (the “Existing Options”).  The Sellers shall provide the Buyer a draft of each notice to be provided to a third-party pursuant to an Existing Option within ten (10) Business Days following the Due Diligence Expiration Time, which shall be in form and substance reasonably satisfactory to the Buyer (an “Approved Option Notice”) and which shall, in any event, offer to sell all or the applicable portion of the Property at the price as set forth on Schedule 8.9-2.  Promptly following the approval by the Buyer of the Approved Option Notice, the applicable Seller shall deliver the Approved Option Notice required pursuant to the Existing Options and shall provide a copy thereof to the Buyer.  Should any party to the Existing Options (an “Optionee”) thereunder exercise its right to purchase the applicable portion of the Property (an “Excluded ROFR Asset”), (a) the applicable Seller shall notify the Buyer of the same, (b) this Agreement will terminate but only with respect to such Excluded ROFR Asset and such Excluded ROFR Asset shall not be deemed a “Property” for any purpose under this Agreement (other than for the purposes of this Section 8.9 and with respect to any terms and condition that expressly survive termination of this Agreement), (c) the Purchase Price shall be reduced by the amount set forth on Schedule 8.9-2 applicable to such Excluded ROFR Asset and (d) neither such Seller nor the Buyer shall have any liability hereunder with regard to the Excluded ROFR Asset, except for the obligations hereunder which expressly survive termination of this Agreement.  In the event that any Optionee elects to purchase an Excluded ROFR Asset that is part of an Assumed Loan Property pursuant to an Existing Option and the consummation of the transfer of such Assumed Loan Property to the Optionee does not occur at or prior to the Closing, the Sellers shall pay the required release amount as set forth in the Assumed Loan Documents and shall obtain a release of such portion of the Assumed Loan Property from the Assumed Loan Lender Parties at the Closing.  The Buyer acknowledges that there exist certain rights of first refusal, first offer or other purchase options granted to the DDR-Related Entities (the “DDR Options”), that will be terminated in connection with the DDR Side Letter and no Property which is subject to such DDR Options may be an Excluded ROFR Asset as a result of such DDR Options.

ARTICLE IX

TRANSACTION COSTS; RISK OF LOSS

Section 9.1                      Transaction Costs.  The Buyer and the Sellers agree to comply with all real estate transfer tax laws applicable to the sale of the Assets.  At Closing, the real property transfer taxes, deed stamps, conveyance taxes, documentary stamp taxes and other taxes or charges (“Transfer Taxes”), payable as a result of the conveyance of the Assets to the Buyer pursuant to this Agreement shall be paid by the Buyer or the Sellers in the manner as set forth on Schedule 9.1.  In addition to the foregoing and their respective apportionment obligations hereunder, (a) the Sellers and the Buyer shall each be responsible for (i) the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Assets, (ii) one-half of the fees and expenses of the Escrow Agent, and (iii) one-half of all Loan Assumption Costs; and (b) the Buyer shall be responsible for all costs and expenses associated with (i) the Buyer’s due diligence, (ii) title reports or abstracts with respect to the Properties as well as all survey and search costs and updates related thereto, in each case commissioned by the Buyer, (iii) the policy premiums in respect of any fee, leasehold or mortgage title insurance obtained by the Buyer, and (iv) any prepayment fees, penalties and all other amounts associated with the prepayment of the Repaid Loans (the “Prepayment Fees”).  The Sellers and the Buyer acknowledge and agree that any Transfer Taxes which may have been due in connection with an EDT Scheduled Matter (and any penalties relating to any such unpaid Transfer Taxes) shall be the sole responsibility of the Sellers and Sellers shall indemnify the Buyer with respect to any claims related thereto.  The Sellers and the Buyer shall pay their respective one-half of all Loan Assumption Costs within ten (10) days after notice of any Loan Assumption Costs, along with reasonable supporting evidence thereof, is given by one party to the other.  Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section 9.1.  Notwithstanding anything to the contrary contained herein, the Sellers shall be responsible for and shall pay all Excluded Seller Loan Expenses.  The obligations of Buyer and Sellers to pay the costs set forth in this Section 9.1 shall survive the Closing for the Survival Period.

Section 9.2                      Risk of Loss.

(a)      If, on or before the Closing Date, any “material portion” of the Properties shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding (a “Material Casualty Event”), the Sellers shall promptly notify the Buyer, and the Buyer may either, within five (5) Business Days after the Material Casualty Event or the Closing Date, whichever is earlier, in its sole discretion:

(i)             terminate this Agreement, in which event the Cash Deposit shall be refunded to the Buyer and the Guaranty shall terminate, this Agreement shall be deemed terminated and neither party shall have any further rights or obligations to the other, except for those expressly stated to survive the termination of this Agreement; or

(ii)            consummate the Closing as to all Properties, in which event the Sellers will credit against the Balance of the Purchase Price payable by the Buyer at the Closing an amount equal to the sum of  (x) the net proceeds, if any, received by the Sellers from such casualty or condemnation and (y) the applicable deductible, if any, with respect to such casualty.  If as of the Closing Date, the Sellers have not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Assets (without any deduction for such insurance or condemnation proceeds) and the Sellers will at Closing assign to the Buyer all rights of the Sellers, if any, to the insurance or condemnation proceeds and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(b)      For purposes of this Section 9.2, a “material portion” of the Properties shall mean damage to one or more Properties or any portion thereof by fire or other casualty or the taking of one or more Properties or any portion thereof as a result of a condemnation or eminent domain proceeding which in the aggregate results in the cost of repair or impairment of use or value of the Properties, as reasonably determined by the Buyer, in an amount in excess of $40,000,000.  For purposes of determining the value of a taking of a Property, if the primary access to the Property is taken and there is no other commercially viable substitute primary access to such Property, then the entire Allocated Purchase Price for such Property shall be considered taken.

ARTICLE X

ADJUSTMENTS

Unless otherwise provided below, the following are to be adjusted and prorated between the Sellers and the Buyer as of 11:59 P.M. on the day preceding the Closing, based upon a 366 day year, and the net amount thereof under Section 10.1 shall be added to (if such net amount is in the Sellers’ favor) or deducted from (if such net amount is in the Buyer’s favor) the Purchase Price at Closing:

Section 10.1                    Fixed Rents, Additional Rents and CAM Charges.

(a)      Fixed rents (“Fixed Rents”) and Additional Rents (as hereinafter defined; Fixed Rents and Additional Rents collectively referred to herein as “Rents”) paid or payable by the Tenants in connection with their occupancy of the Property shall be prorated as of the Closing on a per diem “if, as and when collected” basis.  The Buyer shall receive a credit for all prepaid Rents, if any, paid by the Tenants with respect to the period after the Closing Date.  Any Rents collected by the Buyer or the Sellers after the Closing from any Tenant who owes Rents for periods prior to the Closing, shall be applied (i) first, in payment of Rents owed by such Tenant for the month in which the Closing occurs, (ii) second, in payment of current Rents at the time of receipt, (iii) third, to delinquent Rents, if any, which became due after the Closing, and (iv) then to delinquent Rents, if any, which became due and payable prior to the Closing.   Such Rent, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is entitled.  For the purposes of this provision, the term “Additional Rent” shall mean amounts payable under any Space Lease for (i) the payment of additional rent based upon a percentage of the tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent”), (ii) so called “common area maintenance” or “CAM” charges (“Tenant CAM Charges”), and (iii) so called “escalation rent” or additional rent based upon such tenant's allocable share of insurance, real estate taxes or operating expenses or labor costs or cost of living or porter’s wages or otherwise.

(b)      The Buyer shall use commercially reasonable efforts to attempt to collect such past due Rents, but shall not be obligated to engage a collection agency or take legal action to collect such amount.  The Sellers shall have the right, upon prior written notice to the Buyer, to pursue Tenants to collect such delinquencies (provided that any amounts collected shall be applied in accordance with Section 10.1(a) and Seller shall not be permitted to commence or pursue legal proceedings against any Tenant from and after the Closing Date without Buyer’s reasonable consent), provided, the Buyer agrees to reasonably cooperate with the Sellers in connection with such collection (at no cost or expense to the Buyer).  Notwithstanding the foregoing, in no event shall any Seller have the right to terminate or attempt to terminate any Space Lease or evict or attempt to evict any Tenant from any of the Properties.

(c)      Tenant CAM Charges and all expenses and charges payable by or to the applicable Seller under or in connection with any reciprocal easement agreements encumbering the Properties (each an “REA” and such charges together with Tenant CAM Charges, collectively “CAM Charges”) shall be prorated.  The applicable Seller shall be responsible for all CAM Charges incurred prior to Closing, and the Buyer shall be responsible for the same on, and subsequent to, Closing.

(d)      To the extent that any portion of Additional Rent or CAM Charges is required to be paid monthly by Tenants or the other parties to any REA (“REA Parties”) on account of estimated amounts for any calendar year (or, if applicable, any lease year or any other applicable accounting period), and at the end of such calendar year (or lease year, tax year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses and other relevant factors for that calendar (or lease) year or other applicable accounting period, with the appropriate adjustments being made with such Tenants or REA Parties, then such portion of the Additional Rent or CAM Charges shall be prorated between the Sellers and the Buyer at the Closing based on such estimated payments actually paid by Tenants or REA Parties (i.e., with the Sellers entitled to retain all monthly or other periodic installments of such amounts paid by Tenants or REA Parties which relate to periods owned by such Seller, and the Sellers to credit to the Buyer at the Closing all monthly or other periodic installments of such amounts theretofore received by the Sellers which relate to periods following the Closing).  At the time(s) of final calculation and collection from (or refund to) each Tenant and each REA Party of the amounts in reconciliation of actual Additional Rent or CAM Charges for a period for which estimated amounts paid by such Tenant have been prorated, there shall be a re proration between the Sellers and the Buyer based on the period of time each party owned the relevant Assets and the payments actually paid.  The Sellers shall complete and bill all 2011 reconciliations for CAM Charges and Additional Rent prior to April 30, 2012.

(e)      At Closing, Buyer shall either, at Buyer’s election, reimburse or credit Sellers for the cost for New Cap Ex Expenditures properly performed and paid for by Sellers.  Buyer shall assume the obligation to perform and pay for New Cap Ex Expenditure after the Closing Date.

Section 10.2                      Taxes and Assessments.  Real estate (ad valorem) and personal property Taxes and assessments assessed (other than any such real estate (ad valorem) and personal property taxes and assessments assessed and directly payable by Tenants of the Properties to the relevant taxing authority pursuant to such Tenants’ Space Leases, for which no adjustment shall be made at Closing, but shall be subject to adjustment pursuant to Section 10.12 if not paid by such Tenants) shall be adjusted and prorated on a daily basis based on (a) the periods of ownership by the Sellers and the Buyer and (b) the most current official real property Tax information available from the county assessor’s office where each Property is located or other assessing authorities.  If real property Tax and assessment figures for the Taxes or assessments to be apportioned between the Buyer and the Sellers pursuant to this Section 10.2 are not available, real property Taxes shall be prorated based on the most recent assessment, subject to further and final adjustment when the tax rate and/or assessed valuation for such Taxes and assessments for such Property is fixed.  Any sales tax (excluding Transfer Taxes) payable as a result of the conveyance of the Assets to the Buyer pursuant to this Agreement shall be borne 100% by Buyer.

Section 10.3                    Account Receivables.   Subject to the provisions of Section 10.1(a) (including the application of Rents thereunder), the Buyer acknowledges and agrees that all account receivables related to the period prior to the Closing, including, without limitation, all account receivables associated with the bankruptcy of Borders, shall accrue to the sole benefit of the applicable Sellers.  In addition, the account receivable in the amount of $196,150 attributable to the JoAnn Plaza 2006 condemnation award shall accrue to the sole benefit of the applicable Seller.

Section 10.4                    Utility Charges.  Water rates, water meter charges, sewer rents, vault charges, gas, steam, electricity and other public utility charges (other than any such charges which are payable by Tenants of the Property pursuant to such Tenants’ Space Leases, for which no adjustment will be made) will be paid by the Sellers to the utility company through the Closing Date. The Sellers agree that they shall at the Closing furnish a reading of such utilities applicable to each Property to a date not more than thirty (30) days prior to the Closing and the unfixed meter charges thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills, except meters the charges of which are payable by Tenants of the Properties pursuant to such Tenants’ Space Leases.    Notwithstanding the foregoing to the contrary, the Sellers may elect to close their own applicable accounts, in which event the Buyer shall open its own accounts and the respective charges shall not be prorated.  If requested by Sellers or the Buyer, the Sellers and the Buyer shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of the Sellers’ responsibility for such charges for utilities furnished to the Property as of the date of the Closing and commencement of the Buyer’s responsibilities therefor from and after such date.  If a bill is obtained from any such utility company as of the Closing, the Sellers shall pay such bill on or before the Closing.  If such bill shall not have been obtained on or before the Closing, the Sellers shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and the Buyer shall pay all such utility charges pertaining to the period thereafter.  Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between the Buyer and the Sellers as of the Closing.

Section 10.5                    Contracts.  Charges and payments under all Assumed Contracts.

Section 10.6                    Miscellaneous Revenues.  Revenues, if any, arising out of telephone booths, vending machines, parking, or other income producing agreements.

Section 10.7                    Security Deposits.  The actual amounts of the security deposits provided for under the Space Leases which are being held by the Sellers as set forth on Schedule 3.7(k) (as updated to reflect any changes in the amount of such security deposits).

Section 10.8                    Leasing Costs.  The Seller shall be responsible for all Leasing Costs relating to Space Leases that first became binding on a Seller and the Tenant thereto prior to the Effective Date, including without limitation, the Leasing Costs set forth on Schedule 10.8(i) (the “Sellers’ Leasing Costs”).  The Buyer shall be responsible for all Leasing Costs with respect to New Leases entered into from and after the Effective Date in accordance with Section 3.3 and all Leasing Costs relating to renewals, amendments, expansions and extensions of Space Leases, in each case to the extent such Leasing Costs relate to renewal, expansion or extension rights of Tenants under such Space Leases that are exercised or amendments that are entered into, after the Effective Date in accordance with Section 3.3 (the “Buyer’s Leasing Costs”).  Furthermore and without limiting the generality of the preceding sentence (but subject to Section 3.3(d)), Buyer shall assume, and agrees that Buyer shall not be entitled receive any credits for, the economic effect of any “free rent” or other similar concessions that result in reduced payments by Tenants pertaining to the period from and after the Closing Date.  To the extent any Sellers’ Leasing Costs have not been fully paid as of the Closing Date, the Buyer shall receive a credit at the Closing against the Purchase Price in the amount of the balance of the Sellers’ Leasing Costs remaining to be paid and the Buyer shall assume all obligations of the Seller to pay the balance of the Sellers’ Leasing Costs as to which the Buyer shall have received such credit and to perform the obligations associated with the same.

Section 10.9                    Intentionally Deleted.

Section 10.10                  Assumed Loans.  The Sellers shall assign to the Buyer at the Closing and receive a credit from the Buyer for the Sellers' right, title and interest in and to any cash reserves or escrow accounts held by Assumed Loan Lender Parties in connection with the Assumed Loans which are not returned to the Sellers on the Closing Date.

Section 10.11                  Ground Rent. Ground rent and all other payments and charges due under the Ground Leases with respect to the year in which the Closing occurs shall be adjusted and prorated based on the periods of ownership by the Ground Lessees and the Buyer during such year.

Section 10.12                  Re-Adjustment.  If any items to be adjusted pursuant to this Article X are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined.  Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected, and any corrective payments shall be promptly made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the last date of the Survival Period.  The provisions of this Article X and the obligations of the Sellers and the Buyer hereunder shall survive the Closing only for the Survival Period.  If neither Sellers nor the Buyer have received written request from the other prior to the expiration of the Survival Period to reapportion such items, then the Buyer and Sellers shall each be deemed to have waived any right to seek such reapportionment.

ARTICLE XI

INDEMNIFICATION

Section 11.1                    Indemnification by the Sellers.  Following the Closing and subject to Sections 11.4, 11.5 and 11.6, each Seller, jointly and severally, shall indemnify and hold the Buyer, its direct and indirect affiliates, members, managers, owners and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by or to be incurred or suffered at Closing by, or incurred or suffered thereafter by, any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (i) any breach of any of the Seller General Representations and Seller Property Representations (each, as qualified by Section 3.8 above) or any breach by Sellers of Section 14.3(a), or (ii) any breach by Sellers of Section 9.1, Article X or Article XII (any such breach, a “Seller Indemnity Breach”).

Section 11.2                    Indemnification by DDR.  Following the Closing and subject to Sections 11.4, 11.5 and 11.6, DDR shall indemnify and hold the Buyer and the Buyer-Related Entities harmless from and against any and all Losses, arising out of, or in any way relating to, any breach of any of the DDR Representations (each, as qualified by Section 3.8 above) (any such breach, a “DDR Indemnity Breach”).

Section 11.3                    Indemnification by the Buyer.  Following the Closing and subject to Sections 11.4, 11.5 and 11.6, the Buyer shall indemnify and hold the Sellers, its direct and indirect affiliates, members, managers, owners and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, the “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (i) any breach of any the Buyer Representations or Section 14.3(b) or (ii) any breach by the Buyer of Section 9.1, Article X or Article XII.

Section 11.4                    Survival.  The following provisions (the “Survival Provisions”) of this Agreement shall survive until March 30, 2013 (the “Survival Period”) unless otherwise indicated below: (i) the Seller General Representations; (ii) the Seller Property Representations; (iii) the DDR Representations; (iv) the Buyer Representations; (v) the indemnity by the Buyer set forth in Section 7.1; (vi) Section 7.3; (vii) Section 9.1 (viii) Article X; (ix) this Article XI; (x) Article XII; (xi) Section 14.3(a); (xii) Section 14.3(b); and (xiii) Section 14.8.  Except for the Survival Provisions which expressly survive Closing as set forth herein (and in the case of Article XII, shall survive beyond the Survival Period as more particularly set forth in Section 12.3), this Agreement, including all representations, warranties, covenants and agreements, shall terminate on Closing.

Section 11.5                    Indemnification as Sole Remedy.  If the Closing has occurred, a breach by the other party of the Survival Provisions or any Closing Document which survives the Closing, then, the sole and exclusive remedy, shall be the indemnifications provided for under this Article XI.

Section 11.6                    Limitations.

(a)      The Sellers’ aggregate liability for its indemnification obligations under clause (i) of the definition of Sellers’ Indemnity Breach in Section 11.1 shall not exceed the Seller Maximum Liability, and no claim by the Buyer may be made and Sellers shall not be liable for any such Losses under clause (i) of the definition of Seller Indemnity Breach in Section 11.1 unless and until the Buyer’s claims for such Losses, together with any claims for Losses pursuant to Section 11.2, are for an aggregate amount in excess of the Liability Basket, in which event the Sellers’ liability respecting any such Losses that are indemnifiable by the Sellers pursuant to Section 11.1(i) shall be for the entire amount thereof (as applicable), subject to the Sellers’ Maximum Liability.

(b)      DDR’s aggregate liability for its indemnification obligations under Section 11.2 shall not exceed the DDR Maximum Liability and no claim by the Buyer may be made and DDR shall not be liable for any such Losses unless and until the Buyer’s claims for such Losses, together with any claims for Losses pursuant to Section 11.1(i),  are for an aggregate amount in excess of the Liability Basket, in which event the DDR’s liability respecting any Losses that are indemnifiable by DDR pursuant to Section 11.2 shall be for the entire amount thereof (as applicable), subject to the DDR Maximum Liability.

(c)      The Buyer’s liability for its indemnification obligations under clause (i) of Section 11.3 shall not exceed the Buyer’s Maximum Liability, and no claim by the Sellers may be made and the Buyer shall not be liable for any such Losses unless and until the Buyer’s claims for such Losses under clause (i) of Section 11.3 are for an aggregate amount in excess of Liability Basket, in which event the Buyer’s liability respecting any such Losses shall be for the entire amount thereof, subject to the Buyer’s Maximum Liability.  The Buyers hereby covenant and agree that they shall each remain in existence and reserve adequate capital to satisfy its obligations under Article XI during the Survival Period.

(d)      The parties shall have no right to make any claim against the other parties hereto for Losses under this Article XI unless the claiming party notifies the other parties hereto of such claim in writing within the Survival Period and an action on account thereof shall be filed in a court of competent jurisdiction no later than ninety (90) days following the end of the Survival Period.

(e)      In no event will any party to this Agreement be liable for punitive, special or exemplary damages.

(f)      The Losses suffered by any indemnified party shall be calculated after giving effect to any amounts recovered from third parties, including insurance proceeds, in each case net of the reasonable third party out-of-pocket costs and expenses associated with such recoveries, that is associated with such Losses or the receipt of an indemnification payment in respect thereof (it being understood and agreed that the indemnified party shall use its commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder and that the payment of any deductibles shall constitute Losses).  If any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of the reasonable third party out-of-pocket costs and expenses associated with such recoveries) by an indemnified party subsequent to the receipt by such indemnified party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, the indemnified party shall hold such amounts in trust and appropriate refunds shall be made promptly to the indemnifying party regarding the amount of such indemnification payment.

(g)      Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall have no recourse upon or against any property or assets of any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates (other than the Sellers in accordance with this Agreement) or representatives of any of the Sellers (collectively, the “Seller Non-Recourse Parties”) or any of their respective assets for payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement.  The Seller Non-Recourse Parties shall not be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of any of the Buyer’s rights or remedies under or with respect to this Agreement, in equity or otherwise.  The Buyer shall not seek enforcement of any judgment, award, right or remedy against any asset of any of the Seller Non-Recourse Parties.

(h)      Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall have no recourse upon or against any property or assets of any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates (other than the Buyer, the Buyer Affiliate Acquirors, Assumed Loan Property Purchasers with respect to this Agreement and Deposit Guarantor with respect to the Guaranty, which shall not be released and shall be subject to such liabilities in accordance with this Agreement or the Guaranty, as applicable) or representatives of the Buyer (collectively, the “Buyer Non-Recourse Parties”) or any of their respective assets (other than the Assets) for payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement.  The Buyer Non-Recourse Parties shall not be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of any of the Sellers’ rights or remedies under or with respect to this Agreement, in equity or otherwise.  The Sellers shall not seek enforcement of any judgment, award, right or remedy against any asset of any of the Buyer Non-Recourse Parties.

(i)       Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall have no recourse upon or against any property or assets of any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates (other than DDR in accordance with this Agreement) or representatives of DDR (collectively, the “DDR Non-Recourse Parties”) or any of their respective assets for payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement.  The DDR Non-Recourse Parties shall not be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of any of the Buyer’s rights or remedies under or with respect to this Agreement, in equity or otherwise.  The Buyer shall not seek enforcement of any judgment, award, right or remedy against any asset of any of the DDR Non-Recourse Parties.

(j)       Any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price, except as otherwise required by Applicable Law.

Section 11.7                    Sellers Escrow Holdback.  In connection with Sellers’ liability for any Seller Indemnity Breaches, subject to the limitations set forth in this Article XI, Sellers agree to deposit, at the Closing, in escrow with the Escrow Agent, the amount of the lesser of 1% of the Purchase Price or $14,280,000.00 (said lesser amount, the “Seller Escrow Holdback”), which Seller Escrow Holdback shall be held by Escrow Agent for the Survival Period in accordance with the Escrow Agreement attached hereto as Exhibit M and made a part hereof (the “Escrow Holdback Agreement”); provided, that, if the Buyer notifies Sellers of a claim for a Seller Indemnity Breach under this Agreement during the Survival Period, then the portion of the Seller Escrow Holdback claimed by the Buyer shall continue to be held by the Escrow Agent until the final resolution of such claim, which resolution is not subject to appeal or for which the time for appeal has expired and no appeal has been perfected.

Section 11.8                    Proportionate Losses.

(a)      To the extent that Sellers incur any Losses arising out of both (i) the breach of a Sellers Property Representation set forth in Sections 3.2(a), (b), (d) or (f) (the “Shared Seller Representations”), on the one hand, and (ii) the breach of a DDR Representation set forth in Sections 3.7(a), (c), (h) or (i) (the “Shared DDR Representations”), on the other hand, which Losses arise out the same facts, events or circumstances (any such Losses, the “Shared Losses”), then the Buyer shall, subject to the limitations of this Article XI, be entitled to recover fifty percent (50%) of the Shared Losses from the applicable Sellers and fifty percent (50%) of the Shared Losses from DDR.

(b)      For purposes of Sections 5.2(a), 5.2(b) and 5.3(d) above and this Article XI, the Losses attributed to Sellers shall be all Losses resulting from breaches of the Seller General Representations and the Seller Property Representations (excluding the Shared Seller Representations), plus fifty percent (50%) of the Shared Losses.   For purposes of Sections 5.2(a), 5.2(b) and 5.3(d) above, the Losses attributed to DDR shall be all Losses resulting from breaches of the DDR Representations (excluding the Shared DDR Representations), plus fifty percent (50%) of the Shared Losses.

(c)      Except for Sellers’ obligations with respect to Shared Losses as provided herein, the Buyer agrees that in no event will Sellers be responsible or liable for any DDR Indemnity Breaches, any of the DDR Representations, or any other documents, schedules, materials, reports or other information prepared by DDR (or any other DDR-Related Entities), regardless of whether the same are incorporated into this Agreement.  Except for DDR’s obligations with respect to Shared Losses as provided herein, the Buyer agrees that in no event will DDR be responsible or liable for any Seller Indemnity Breaches, any of the Seller General Representations or Seller Property Representations, or any other documents, schedules, materials, reports or other information prepared by Seller (or any other Seller-Related Entities), regardless of whether the same are incorporated into this Agreement.

(d)      Notwithstanding the foregoing to the contrary, the Sellers’ obligations with respect to Shared Losses, and DDR’s obligations with respect to Shared Losses, are subject to the other limitations set forth in this Article XI.

ARTICLE XII

TAX REFUNDS AND CREDITS; TAX CERTIORARI PROCEEDINGS

Section 12.1                    Prosecution and Settlement of Proceedings.  If any tax reduction proceedings in respect of any Owned Property or Leased Property, (i) relating to any fiscal years ending prior to the fiscal year in which the Closing occurs or (ii) relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then until January 15, 2013, the relevant Seller reserves and shall have the right to continue to prosecute and/or settle the same, subject to Buyer’s reasonable approval and ability to participate; provided, however, that such Seller shall not settle any such proceeding that relates to the taxable year during which the Closing occurs or which could reasonably be expected to increase any Tax liability with respect to any Property in a taxable period (or portion thereof) following the Closing Date without the Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The Buyer shall reasonably cooperate with such Seller in connection with the prosecution of any such tax reduction proceedings.  From and after February 15, 2013, the Buyer shall have the sole right to continue and prosecute and/or settle any tax reduction proceedings in respect of any Owned Property or Leased Property.

Section 12.2                    Application of Refunds or Savings.  Any refunds or savings (including credits) in the payment of real property taxes (whether or not resulting from such tax reduction proceedings) applicable to taxes payable during the period (or portion thereof) prior to the date of the Closing shall belong to and be the property of the Sellers, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of the Buyer; provided, however, that if any refund received by any of the Sellers pursuant to this Section 12.2 creates an obligation to reimburse any Tenants under Space Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Space Lease to such Tenant) shall, either (a) be paid to the Buyer and the Buyer shall disburse the same to such Tenants or (b) be paid by the Sellers directly to the Tenants entitled thereto.  All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the Sellers and the Buyer in proportion to the gross amount of such refunds or savings payable to the Sellers and the Buyer, respectively (without regard to any amounts reimbursable to Tenants); provided, however, that neither the Sellers nor the Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.  All amounts payable to the Buyer shall be paid by the Seller within ten (10) Business Days after receipt by the Seller or its successors or assigns of such refund or savings. All amounts payable to the Sellers shall be paid by the Buyer within ten (10) Business Days after receipt by the Buyer or its successors or assigns of such refund or savings.

Section 12.3                    Survival.  The provisions of this Article XII shall survive the Closing for the Survival Period, provided that the parties agree that the Buyer shall have the sole right to prosecute and/or settle any tax reduction proceedings after the Survival Period.

ARTICLE XIII

DEFAULT

Section 13.1                    Buyer Default.

(a)      If on the Closing Date (or any date on which this Agreement is terminated earlier in accordance with Section 2.3(c) or Section 2.3(d)) (i) there exists a material breach or default by the Buyer in the performance of its obligation to purchase the Assets under this Agreement or (ii) one or more Loan Assumption Consents have not been obtained and such failure was caused by a material breach of the Buyer’s obligations under Section 4.2(a), (b), (c), (d) or (f) (any such event, a “Buyer Event of Default”), then this Agreement may be terminated by the Sellers; provided that, the Sellers may not terminate this Agreement pursuant to this Section 13.1(a) if, on the Closing Date, there exists a Seller Event of Default.

(b)      In the event this Agreement is terminated pursuant to Section 13.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 13.1(c).

(c)      IN THE EVENT THE SELLERS TERMINATE THIS AGREEMENT AS A RESULT OF A BUYER EVENT OF DEFAULT, THE DEPOSIT GUARANTOR SHALL IMMEDIATELY FUND TO THE ESCROW AGENT THE LIQUIDATED DAMAGES AMOUNT IN IMMEDIATELY AVAILABLE FUNDS PURSUANT TO THE GUARANTY WHICH SHALL CONSTITUTE A PORTION OF THE CASH DEPOSIT, AND THE ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE CASH DEPOSIT TO THE SELLERS IN ACCORDANCE WITH SECTION 14.5 AND UPON PAYMENT OF THE CASH DEPOSIT AND THE LIQUIDATED DAMAGES AMOUNT TO THE SELLERS, THE SELLERS AND THE BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION.  THE BUYER AND THE SELLERS HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGES SUSTAINED BY THE SELLERS AS A RESULT OF A BUYER EVENT OF DEFAULT, AND AGREE THAT THE CASH DEPOSIT PLUS THE LIQUIDATED DAMAGES AMOUNT IS A REASONABLE APPROXIMATION THEREOF.  SELLERS AND BUYER ACKNOWLEDGE AND AGREE THAT THE AMOUNTS OF THE CASH DEPOSIT AND LIQUIDATED DAMAGES AMOUNT ARE REASONABLE. ACCORDINGLY, THE CASH DEPOSIT AND THE LIQUIDATED DAMAGES AMOUNT SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF THE SELLERS, AND SHALL BE PAID BY THE ESCROW AGENT AND THE DEPOSIT GUARANTOR, AS THE CASE MAY BE, TO THE SELLERS AS THE SELLERS’ SOLE AND EXCLUSIVE REMEDY HEREUNDER.

Section 13.2                    Seller Default.

(a)      If there exists a material breach or default by the Sellers in the performance of their obligations under this Agreement of which the Buyer has provided the Sellers written notice of and the Sellers have failed to cure within fifteen (15) Business Days of such notice (but in all events such material breach or default is not cured prior to the Closing Date, if earlier), provided that Sellers shall not be entitled to such notice and opportunity to cure for failure to Close on the Closing Date (any such event, a “Seller Event of Default”), then this Agreement may be terminated by the Buyer provided that, the Buyer may not terminate this Agreement pursuant to this Section 13.2(a) if, on the Closing Date, there exists a Buyer Event of Default; provided further, that the Buyer may not terminate this Agreement pursuant to this Section 13.2(a) for so long as the Sellers are using reasonable and diligent efforts to cure the material breach or default and such material breach or default is capable of being cured by Sellers prior to the Closing Date.  In lieu of terminating this Agreement in the event of a Seller Event of Default, the Buyer may specifically enforce the terms and provisions of this Agreement. If a Seller Event of Default occurs, then the Buyer shall be deemed to have elected to terminate this Agreement, receive back the Cash Deposit and terminate the Guaranty if the Buyer fails to file suit for specific performance against Seller in a court prescribed by this Agreement, on or before sixty (60) days following the date upon which Closing was to have occurred, in which case neither party shall have any further obligations under this Agreement except for those obligations which expressly survive the termination of this Agreement.

(b)      Upon termination of this Agreement by the Buyer pursuant to Section 13.2(a), as the Buyer’s sole and exclusive remedy, the Escrow Agent shall immediately disburse the Cash Deposit to the Buyer and the Guaranty shall immediately terminate, and upon such disbursement and termination, the Sellers and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination (including those set forth in Section 13.2(c)).

(c)      In addition to terminating this Agreement and the Guaranty and receiving the Cash Deposit, in the event this Agreement is terminated as a result of a Seller Event of Default, the Buyer can seek reimbursement of its reasonable actual out-of-pocket expenses incurred in negotiating this Agreement and conducting due diligence activities contemplated hereunder, pursuing the consummation of the transactions contemplated by this Agreement (including any payments or reimbursements made by Buyer pursuant to the terms hereunder), and arranging for and documenting any financing and pursuing the Loan Assumption Consents (not to exceed the Buyer Expense Reimbursement Cap).  The provisions of this Section 13.2(c) shall survive the termination of this Agreement.

(d)      EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 13.2, BUYER EXPRESSLY WAIVES ITS RIGHT TO SEEK ANY OTHER DAMAGES, CLAIMS, RIGHTS OR OTHER REMEDIES UPON THE OCCURRENCE OF A SELLER EVENT OF DEFAULT.

ARTICLE XIV

MISCELLANEOUS

Section 14.1                    Intentionally Omitted.

Section 14.2                    Several Liability. Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of the Sellers shall be several in all respects, but not joint.

Section 14.3                    Brokers.

(a)      Each Seller represents and warrants to the Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than JP Morgan Real Estate Advisors, Inc. (the “Sellers’ Consultant”).  At the Closing, the Sellers shall pay the Sellers’ Consultant a fee in connection with this transaction in accordance with a separate agreement between the Sellers and the Sellers’ Consultant and upon the occurrence of the Closing.  Each Seller agrees to indemnify, protect, defend and hold the Buyer and the Buyer-Related Entities harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from such Seller’s breach of the foregoing representation in this Section 14.3(a).  The provisions of this Section 14.3(a) shall survive the Closing and any termination of this Agreement.

(b)      The Buyer represents and warrants to the Sellers that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby.  The Buyer agrees to indemnify, protect, defend and hold the Sellers and the Seller-Related Entities harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from such the Buyer’s breach of the foregoing representation in this Section 14.3(b).  The provisions of this Section 14.3(b) shall survive the Closing and any termination of this Agreement for the Survival Period.

Section 14.4                    Confidentiality; Press Release; IRS Reporting Requirements.

(a)      The Buyer and the Sellers shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Assets, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality and (iii) to comply with any Applicable Law.  Without limiting the generality of the preceding sentence, the Buyer acknowledges that Sellers may be required to attach this Agreement to filings with the Securities and Exchange Commission as a result of certain affiliates of Sellers being foreign entities that that are publicly traded companies in the United States and that such disclosures may be made by Sellers (and their affiliates) without the Buyer’s prior written consent.  The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties.  The Sellers shall not disclose Schedule 4.2(d) to any Assumed Loan Lender Party without first obtaining the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed).  The provisions of this Section 14.4(a) shall survive the Closing for the Survival Period or the termination of this Agreement for a period of six (6) months.

(b)      The Sellers or the Buyer (or the members of the Buyer) may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto unless such press release is required to be made to comply with any Applicable Law, in which event no consent shall be required; provided that the Buyer is provided a reasonable opportunity to review and comment on such release to the extent reasonably practicable given the requirement to make such disclosure.  Without limiting the generality of the preceding sentence, the Buyer acknowledges that Sellers are required to issue certain press releases with respect to this Agreement as a result of certain affiliates of Sellers being publicly traded companies and that such press releases may be made by Sellers (and their affiliates) without the Buyer’s prior written consent; provided that the Buyer is provided a reasonable opportunity to review and comment on such release to the extent reasonably practicable given the requirement to make such disclosure.  Further, the form of press release attached hereto as Schedule 14.4(b) is approved.

(c)      For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), the Sellers and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements.  The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement.  Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Sellers and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.

Section 14.5                    Escrow Provisions.

(a)      The Escrow Agent shall hold the Cash Deposit in escrow in an interest-bearing bank account at JPMorgan Chase Bank, N.A. (the “Escrow Account”). All funds held by the Escrow Agent hereunder shall be in a segregated (non-commingled) account established on behalf of and in trust for the Buyer and Sellers, as their interests may appear.  The Cash Deposit account shall expressly not be a part of the estate of the Escrow Agent and the Escrow Agent hereby disclaims any right to claim that the Cash Deposit is a part of the estate of the Escrow Agent.

(b)      The Escrow Agent shall hold the Cash Deposit in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 14.5(b).  The Sellers and the Buyer understand that no interest is earned on the Cash Deposit during the time it takes to transfer into and out of the Escrow Account.  All interest earned on the Cash Deposit shall be added to the Cash Deposit.  At Closing, the Cash Deposit shall be paid by the Escrow Agent to, or at the direction of, the Sellers.  If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand.  If the Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment.  If the Escrow Agent does receive such written objection within such five (5) Business Day period, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction.  However, the Escrow Agent shall have the right after receipt of such objection to deposit the Cash Deposit with the clerk of the court of New York County.  The Escrow Agent shall give written notice of such deposit to the Sellers and the Buyer.  Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)      The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its negligence or willful misconduct.

(d)      The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Sellers and the Buyer. This Agreement shall be fully enforceable upon execution hereof by the Buyer and Sellers.  The failure of Escrow Agent to execute this Agreement shall not affect the enforceability of this Agreement.

(e)      The Buyer and the Sellers acknowledge and agree that (i) the Escrow Agent shall not be responsible for levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account and (ii) the Escrow Agent has no liability in the event of failure, insolvency, or inability of the depositary to pay the Cash Deposit or accrued interest upon demand for withdrawal.

Section 14.6                    Successors and Assigns; No Third-Party Beneficiaries.  The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 14.7                    Assignment.  This Agreement may not be assigned by the Buyer without the prior written consent of the Sellers.  Notwithstanding the foregoing, the parties acknowledge and agree that the Buyer shall be permitted to designate, in writing to Sellers given no later than fifteen (15) Business Days prior to the Closing Date or such earlier time as required by the Assumed Loan Lender Parties, one or more affiliates to which one or more of the Assets will be assigned at Closing (each, a “Buyer Affiliate Acquiror”), with such applicable the Buyer Affiliate Acquiror assigned the applicable obligations under all Space Leases, Assumed Contracts and Assumed Loans related to the applicable Property, provided that the Buyer and all the Buyer Affiliate Acquirors will be jointly and severally liable under this Agreement notwithstanding any such designation.

Section 14.8                    Further Assurances.  From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, so long as such additional documents, instruments and actions are taken at the cost and expense of the requesting party and do not increase or create liability of the non-requesting party.  It is the intent of the Sellers that the conveyances at Closing will include all of Sellers’ interest in all land, buildings and improvements that are used in the operation of the Properties.  Without limiting the generality of the preceding sentence, if there are any parcels of vacant or undeveloped land that are adjacent, contiguous or within a reasonable minor distance of any Property that is either currently being utilized by a Tenant pursuant to a right in an existing Space Lease and owned by Seller or any affiliate of Seller (such parcels, the “Additional/Adjacent Land”) and such Additional/Adjacent Land is not conveyed to the Buyer at Closing, then Sellers shall convey such Additional/Adjacent Land to the Buyer within a reasonable time after the Buyer’s request for the same.  This Section 14.8 shall survive the Closing for the Survival Period.

Section 14.9                    Notices.  All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone confirmation within one Business Day or (iv) mailed to the party to which the notice, demand or request is being made by certified mail, postage prepaid, return receipt requested, as follows:

(a)      To any Seller:

c/o EPN Investment Management, LLC
5250 Old Orchard Road, Suite 300
Skokie, Illinois 60077
Attention: William B. Cohen
Facsimile:  (312) 915-0691
Telephone: (312) 915-0688

with copies thereof to:

Elbit Imaging Ltd.
2 Weitzman Street
Tel Avviv 64239, Israel
Attention: Amit Shiff
Telephone:  972 (3) 608-6035

with copies thereof to:

DDR Corp.
3300 Enterprise Parkway
Beachwood, OH 44122
Attention: General Counsel
Facsimile: (216) 755-1650
Telephone:  (216) 755-5650

with copies thereof to:

Fulbright & Jaworski L.L.P.
98 San Jacinto Boulevard, Suite 1100
Austin, Texas 78701
Attention: Jane Snoddy Smith
Facsimile:  (512) 536-4598
Telephone: (512) 536-5238

(b)      To the Buyer:

c/o Blackstone Real Estate Partners VII L.P.
345 Park Avenue
32nd Floor
New York, New York 10154
Attention:  Nadeem Meghji
Facsimile:  (212) 583-5726
Telephone: (212) 583-5293

with copies thereof to:

DDR Corp.
3300 Enterprise Parkway
Beachwood, OH 44122
Attention: General Counsel
Facsimile: (216) 755-1650
Telephone:  (216) 755-5650

with copies thereof to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Erik G. Quarfordt, Esq.
Facsimile: (212) 455-2502
Telephone:  (212) 455-2459

(c)      To DDR:

DDR Corp.
3300 Enterprise Parkway
Beachwood, OH 44122
Attention: General Counsel
Facsimile: (216) 755-1650
Telephone:  (216) 755-5650

with copies thereof to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attn: Zachary T. Paris, Esq.
Facsimile: (216) 579-0212
Telephone:  (216) 586-7275

(d)      To the Escrow Agent or Title Company:

Fidelity National Title Insurance Company
1 Park Avenue, Suite 1402
New York, New York 10016
Attention: Kenneth C. Cohen
Facsimile:  (646) 742-0733
Telephone: (212) 845-3135

(e)      All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section or the date on which delivery is refused after being sent in accordance with the provisions of this Section, and (ii) may be given either by a party or by such party’s attorneys.  Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of ten (10) days’ prior notice thereof to the other parties.  The Buyer shall deliver to the Sellers copies of all notices sent by the Buyer to DDR with respect to this Agreement simultaneously with Buyer’s delivery of such notices to DDR.

Section 14.10                  Entire Agreement.  This Agreement, along with the Exhibits and Schedules hereto, contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

Section 14.11                  Amendments.  This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Sellers or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

Section 14.12                  No Waiver.  No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

Section 14.13                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof (other than the New York General Obligations Law 5-1401).

Section 14.14                  Submission to Jurisdiction.  Any and all legal actions and proceedings by a party hereto concerning, relating to, or arising out of this Agreement, the Closing Documents or their enforcement shall be submitted to the exclusive jurisdiction of United States federal courts sitting in New York City, New York or any New York State court sitting in New York City, New York.  Each of the parties hereto hereby consents and submits to the jurisdiction of the aforesaid courts and waives and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement, the Closing Documents or their enforcement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party, that venue before any such court is improper, that any such court is an inconvenient forum, or that such legal action or proceeding should be transferred from any such court for any other reason.

Section 14.15                  WAIVER OF TRIAL BY JURY.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE CLOSING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 14.16                  Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 14.17                  Section Headings.  The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

Section 14.18                  Counterparts.  This Agreement may be executed in two or more counterparts, including by electronic means, each of which shall be deemed an original, and all of which will be deemed the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 14.19                  Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 14.20                  Recordation.  Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto.  The provisions of this Section shall survive the Closing or any termination of this Agreement.

Section 14.21                  Time of Essence.  Time is of the essence to this Agreement and to all dates and time periods set forth herein.  If performance of any obligations under this Agreement is scheduled or required to occur on a day that is not a Business Day, then the scheduled or required date shall be the next Business Day.

Section 14.22                  Exclusivity.  Except as permitted herein, during the term of this Agreement, neither the Sellers nor their affiliates shall solicit, authorize the solicitation of, or enter into any agreement or discussions with any third party concerning any offer or possible offer for a third party to acquire the Assets or any interest therein (whether debt or equity, directly or indirectly) or with respect to any similar transaction.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLERS:

DDR MDT WOODFIELD VILLAGE LLC,
DDR MDT FAIRFAX TOWN CENTER LLC,
DDR MDT CARILLON PLACE LLC,
DDR RIVERCHASE LLC,
DDR RIVERCHASE II LLC,
DDR MDT PARKER PAVILIONS II LLC,
DDR MDT UNION ROAD PLAZA LLC,
each a Delaware limited liability company

By:           EDT Fund LLC, a Delaware limited liability company,
 Each such Seller’s sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
                  Title:     Vice President

BG TRANSIT JA I, LLC,
a New York limited liability company

By:           EDT Fund LLC, a Delaware limited liability company,
 Its sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
      Name:  Alexander Berman
                  Title:     Vice President

DDR MDT SHOPPERS WORLD LLC,
a Delaware limited liability company

By:           DDR MDT SW Holdings LLC, a Delaware limited liability
         company, its sole member

By:           EDT Fund LLC, a Delaware limited liability company,
 Its sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
      Title:     Vice President

DDR MDT HARBISON COURT LLC,
DDR MDT PIONEER HILLS LLC,
each a Delaware limited liability company

By:           DDR Macquarie Longhorn Holdings LLC, a Delaware limited
    liability company, each such Seller’s its sole member

By:           EDT Fund LLC, a Delaware limited liability company,
 Its sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
                  Title:     Vice President

DDR MDT MACARTHUR MARKETPLACE LP,
a Delaware limited partnership

By:           DDR MDT MacArthur GP LLC, a Delaware limited liability
    company, its general partner

By:           DDR Macquarie Longhorn Holdings LLC, a Delaware limited
    liability company, its sole member

By:           EDT Fund LLC, a Delaware limited liability company,
 Its sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
      Title:     Vice President

DDR MDT BROOKFIELD LLC,
DDR MDT LAKE BRANDON VILLAGE LLC,
DDR MDT CONNECTICUT COMMONS LLC,
DDR MDT BROWN DEER CENTER LLC,
DDR MDT BROWN DEER MARKET LLC,
DDR MDT RIVERDALE VILLAGE INNER RING LLC,
DDR MDT RIVERDALE VILLAGE OUTER RING LLC,
each a Delaware limited liability company

By:           DDR Macquarie Longhorn II Holdings LLC, a Delaware limited liability company, each such Seller’s sole member

By:           EDT Fund LLC, a Delaware limited liability company,
 its sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
                  Title:     Vice President

DDR MDT GRANDVILLE MARKETPLACE LLC,
DDR MDT PARKER PAVILIONS LLC,
each a Delaware limited liability company

By:           DDR Macquarie Longhorn III Holdings LLC, a Delaware limited liability company, each such Seller’s sole member

By:           EDT Fund LLC, a Delaware limited liability company,
 Its sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
                  Title:     Vice President

DDR MDT BELDEN PARK LLC,
DDR MDT BELDEN PARK II LLC,
DDR MDT GREAT NORTHERN LLC,
DDR MDT MIDWAY MARKETPLACE LLC,
DDR MDT MERRIAM TOWN CENTER LLC,
DDR MDT MONACA TOWNSHIP MARKETPLACE LLC,
DDR MDT COOL SPRINGS POINTE LLC,
DDR MDT LAKE WALDEN SQUARE LLC,
DDR MDT PIEDMONT PLAZA LLC,
DDR MDT WINTER PARK PALMS LLC,
each a Delaware limited liability company

By:           DDR MDT Revolver Holdings LLC, a Delaware limited
         liability company, each such Seller’s sole member

By:           EDT Fund LLC, a Delaware limited liability company,
 Its sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
                  Title:     Vice President

DDR MDT CHEEKTOWAGA WALDEN PLACE LLC,
DDR MDT ASHEVILLE RIVER HILLS LLC,
DDR MDT WALDEN AVENUE BOOKSTORE LLC,
DDR MDT WALDEN CONSUMER SQUARE LLC,
DDR MDT BATAVIA COMMONS LLC,
DDR MDT BATAVIA SJB PLAZA LLC,
DDR MDT FAYETTEVILLE SPRING CREEK LLC,
DDR MDT WILLIAMSVILLE PREMIER PLACE LLC,
DDR MDT FAYETTEVILLE STEELE CROSSING LLC,
DDR MDT UNION CONSUMER SQUARE LLC,
DDR MDT MURFREESBORO TOWNE CENTER LLC,
DDR MDT ERIE MARKETPLACE LLC,
each a Delaware limited liability company

By:           DDR MDT Bison Holdings LLC, a Delaware limited
         liability company, each such Seller’s sole member

By:           EDT Fund LLC, a Delaware limited liability company,
 Its sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
                  Title:     Vice President

DDR MDT SHOPS AT TURNER HILL LLC,
DDR MDT TURNER HILL MARKETPLACE LLC,
DDR MDT FLATACRES MARKETCENTER LLC,
DDR MDT OVERLAND POINTE MARKETPLACE LLC,
Each a Delaware limited liability company

By:           DDR MDT PS LLC, a Delaware limited liability company,
 each such Seller’s sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
                  Title:     Vice President

DDR MDT MCKINNEY MARKETPLACE LP,
A Delaware limited partnership

By:           DDR MDT McKinney Marketplace GP LLC, a Delaware limited
    liability company, its general partner

By:           DDR MDT PS LLC, a Delaware limited liability company,
 Its sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
                  Title:     Vice President

DDR MDT FRISCO MARKETPLACE LP

By:           DDR MDT Frisco Marketplace GP LLC, a Delaware limited
    liability company, its general partner

By:           DDR MDT PS LLC, a Delaware limited liability company,
 Its sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
                  Title:     Vice President

DDR MDT MARKETPLACE AT TOWNE CENTER LP

By:           DDR MDT Marketplace at Towne Center GP LLC, a Delaware
    limited liability company, its general partner

By:           DDR MDT PS LLC, a Delaware limited liability company,
 Its sole member

By:           EDT Management LLC, a Delaware limited liability
 company, its manager

 By:   /s/ Alexander Berman
                  Name:  Alexander Berman
                  Title:     Vice President

BUYER:

BRE DDR RETAIL HOLDINGS LLC

By:	/s/ Nadeem Meghji
Name: Nadeem Meghji
Title: Vice President

JOINDER BY DDR

DDR Corp and DDR MDT Holdings II Trust (collectively “DDR”) hereby execute this Agreement for the sole purpose of making the representations, warranties and/or covenants of DDR set forth in the following sections of the Agreement:  Section 3.7, Article XI, and the applicable provisions of Article XIV; and shall not join in, or be obligated with respect to, any other provision of the foregoing Agreement.

DDR CORP.

By:	/s/ Daniel B. Hurwitz
Name: Daniel B. Hurwitz
Title: President and CEO

DDR MDT HOLDINGS II TRUST

By:	/s/ Daniel B. Hurwitz
Name: Daniel B. Hurwitz
Title: President and CEO

JOINDER BY THE ESCROW AGENT

           Fidelity National Title Insurance Company, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by the Sellers and the Buyer as of the ___ day of January, 2012, and accepts the obligations of the Escrow Agent as set forth herein.  The Escrow Agent further acknowledges that it received the Cash Deposit on the __ day of January, 2012.  The Escrow Agent hereby agrees to hold and distribute the Cash Deposit in accordance with the terms and provisions of the Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Kennth C. Cohen
Name: Kennth C. Cohen
Title: Senior Vice President

GUARANTY OF BLACKSTONE

Blackstone Real Estate Partners VII L.P., a Delaware limited partnership (“Blackstone”), hereby irrevocably and unconditionally guarantees to the Sellers the due and punctual funding of the Liquidated Damages Amount under Agreement of Purchase and Sale to which this Guaranty is attached (the “Agreement”; capitalized terms used herein but not defined shall have the same meanings ascribed to said terms in the Agreement), to the extent the same is required to be funded pursuant to the Agreement.  Upon the requirement to fund the Liquidated Damages Amount pursuant to the Agreement, Blackstone agrees that it shall pay the Liquidated Damages Amount to Escrow Agent in immediately available funds within five (5) Business Days after written demand from the Sellers is sent to Buyer to fund the Liquidated Damages Amount.  The liability of Blackstone under this Guaranty for funding of the Liquidated Damages Amount, if required to be paid pursuant to the Agreement, is continuing and shall only be discharged by the full funding by Blackstone of the Liquidated Damages Amount under the Agreement or the termination of the Agreement (other than pursuant to a termination of the Agreement that requires the payment of the Cash Deposit to Sellers).

This is a guaranty of payment and not of collection.  The liability of Blackstone under this Guaranty shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against Buyer or any other person.  Sellers, in their sole discretion, may proceed directly against Blackstone under this Guaranty without first proceeding against the Buyer or exhausting any of its remedies against the Buyer.

Blackstone represents, warrants and acknowledges that Blackstone has received good, valuable and sufficient consideration for the making of this Guaranty and expressly agrees that recourse may be had against Blackstone’s property for all obligations under this Guaranty, and further agrees that any and all of Blackstone’s properties shall be subject to execution for any judgment rendered against Blackstone on this Guaranty by a court of competent jurisdiction.

Blackstone absolutely and unconditionally guarantees the prompt and full payment of all costs and expenses of whatever nature or kind, including, without limitation, reasonable attorneys’ fees, incurred by Sellers in enforcing the provisions of this Guaranty and in collecting the obligations guarantied hereunder, whether or not legal action is brought against the Buyer, Blackstone or either of them, including, but not limited to, those incurred in connection with court proceedings at trial and appellate levels, including, without limitation, bankruptcy and probate proceedings.

Blackstone hereby waives:  (i) notice of acceptance of this Guaranty; (ii) notice of creation of any obligation guaranteed hereby; (iii) diligence in collection and in realization of recovery from the security for the guaranteed obligations; and (iv) presentment, demand, protest, notice of dishonor and all other notices.

Blackstone hereby waives and agrees not to assert or take advantage of:  (i) any defense that may arise by reason of the incapacity, lack of authority, death or disability of Buyer or Blackstone or any other person or entity, or the attempted revocation hereof by Blackstone or any other person or entity, or the failure of Sellers to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of Blackstone or any other person or entity; (ii) any defense based on the failure of Sellers to give notice of the existence, creation or incurring of any new or additional obligation or of any action or non-action on the part of any other person whomsoever, in connection with any obligations hereby guaranteed; or (iii) any defense based upon the grounds that an election of remedies by Sellers has destroyed or otherwise impaired the subrogation rights of Blackstone or the right of Blackstone to proceed against Buyer for reimbursement.

Blackstone hereby makes the same Buyer Representations to Sellers with respect to this Guaranty and Blackstone as the Buyer Representations with respect to the Agreement and Buyer.

BLACKSTONE REAL ESTATE PARTNERS VII L.P.,
a Delaware limited partnership

By:          Blackstone Real Estate Associates VII L.P., its general partner

 By:          BREA VII L.L.C., its general partner

 By: /s/ A.J. Agarwal

 Name: A.J. Agarwal

 Title: Senior Managing Director